UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2011
SMSA Treemont Acquisition Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-54096	27-2969090

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ruixing Industry Park Room 206, Building #6, Unit #3 #17 Pengjizhen Guodao, Dongping County Shandong Province, 271509 People’s Republic of China

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 86-538-241-8001
174 FM 1830, Argyle, TX 76226
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.
USE OF DEFINED TERMS AND TREATMENT OF STOCK
Except as otherwise indicated by the context, references in this report to:
•
“SMSA,” “the Company,” “we,” “us,” or “our,” refers to the combined business of SMSA Treemont Acquisition Corp., and its wholly-owned subsidiaries, Xiangrui Pharmaceutical International Limited, and Shandong Xiangrui Pharmacy Co., Ltd.;

•	“SMSA” refers to SMSA Treemont Acquisition Corp.;
•	“Xiangrui” refers to Xiangrui Pharmaceutical International Limited, a BVI company and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;
•	“WFOE” refers to Tai’an Yisheng Management & Consulting Co., Ltd., a PRC corporation and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;
•	“Shandong Xiangrui” refers to Shandong Xiangrui Pharmacy Co., Ltd., a PRC corporation;
•	“China,” “Chinese” and “PRC,” refer to the People’s Republic of China;
•	“BVI” refers to the British Virgin Islands;
•	“RMB” refers to Renminbi, the legal currency of China;
•	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States;
•	“Securities Act” refers to the U.S. Securities Act of 1933, as amended; and
•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On May 13, 2011, we entered into a share exchange agreement (the “Share Exchange Agreement”) with Xiangrui, and Mr. Chongxin Xu, the sole shareholder of Xiangrui. Pursuant to the Share Exchange Agreement, on May 13, 2011, Mr. Xu transferred to us all of the shares of the capital stock of Xiangrui in exchange for 12,363,885 newly issued shares of our common stock, which constituted 93% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.
The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the document filed as Exhibit 2.1 to this report, which is incorporated by reference herein.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On May 13, 2011, we completed an acquisition of Xiangrui pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange. Xiangrui is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.
FORM 10 DISCLOSURE
As disclosed elsewhere in this report, on May 13, 2011, we acquired Xiangrui in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.
Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Xiangrui, except that information relating to periods prior to May 13, 2011, the date of the reverse acquisition, only relate to Xiangrui unless otherwise specifically indicated.
BUSINESS
Our Corporate Structure
We are a Nevada holding company for several direct and indirect subsidiaries in the BVI and China. We own all of the issued and outstanding capital stock of Xiangrui, a BVI corporation. Xiangrui is a holding company that owns 100% of the outstanding capital stock of WFOE, a PRC corporation, which has contractual arrangements with Shandong Xiangrui and its shareholders that enable us to substantially control Shandong Xiangrui.
The following chart reflects our organizational structure as of the date of this report.

Our Corporate History
We were originally incorporated in the State of Nevada on May 3, 2010 to effect the reincorporation of Treemont Management Services, Inc., a Texas corporation, mandated by the plan of reorganization discussed below.
On January 17, 2007 Treemont Management Services, Inc. and its affiliated companies (collectively "SMS Companies ”), filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the bankruptcy court confirmed the First Amended, Modified Chapter 11 Plan (the “ Plan ”), as presented by SMS Companies and their creditors. The effective date of the Plan was August 10, 2007.
On May 13, 2011, we entered into the Share Exchange Agreement with Xiangrui and its sole shareholder, Mr. Xu. Pursuant to the Share Exchange Agreement we issued 12,363,885 newly created shares to Mr. Xu, and became the sole shareholder of Xiangrui. The shares we issued to Mr. Xu constitutes 93% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.
Upon the closing of share exchange transaction, Mr. Timothy P. Halter, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about May 18, 2011. Dianshun Zhang and Guangyin Meng were appointed as our directors effective upon the closing of the reverse acquisition. In addition, our executive officers were replaced by the Shandong Xiangrui executive officers upon the closing of the reverse acquisition as indicated in more detail below.
For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Xiangrui as the acquirer and SMSA as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Shandong Xiangrui on a single entity basis unless the context suggests otherwise.
Background and History of Xiangrui
Xiangrui was incorporated in the British Virgin Islands on November 29, 2010. Xiangrui is a holding company that has no operations or assets other than its ownership of all of the capital stock of the WFOE. The WFOE was incorporated in China on May 6, 2011, as a wholly foreign owned enterprise in China, and has a series of contractual arrangements with Shandong Xiangrui and its shareholders which enable us to substantially control Shandong Xiangrui, through which we conduct our operations in China.
VIE Arrangements
PRC laws and regulations restrict foreign ownership of domestic companies within the corn refinery industry due to national security reasons. To comply with these foreign ownership restrictions, SMSA conducts its operations in China through variable interest entities. Xiangrui owns 100% of the issued and outstanding capital stock of the WFOE. On May 9, 2011, the WFOE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Shandong Xiangrui and the shareholders of Shandong Xiangrui namely Mr. Wang Xuchin, Mr. Huang Lingfa, Mr. Qiao Binglong and Mr. Wang Guo (collectively referred to as the “Shandong Xiangrui Shareholders”) who are all PRC citizens. Pursuant to the VIE Agreements, we control Shandong Xiangrui. The VIE Agreements are comprised of a series of agreements, including an Exclusive Technical and Consulting Service Agreement, Management Fee Payment Agreement, Equity Interest Pledge Agreement, Exclusive Equity Interest Purchase Agreement, Operating Agreement and Proxy Agreement, through which the WFOE has the right to advise, consult, manage and operate Shandong Xiangrui for an annual consulting services fee in the amount of Shandong Xiangrui’s yearly net income before tax. In order to further reinforce the WFOE’s rights to control and operate Shandong Xiangrui, the Shandong Xiangrui Shareholders have entrusted their shareholder’s rights in Shandong Xiangrui to a person designated by the WFOE. The terms of the VIE Agreements are more fully described below:

Exclusive Technical and Consulting Service Agreement. The WFOE and Shandong Xiangrui have entered into a Exclusive Technical and Consulting Service Agreement which provides that the WFOE will be the exclusive provider of technical and consulting services to Shandong Xiangrui. See “Risk Factors — Risks Associated With Doing Business in China.”
Management Fee Payment Agreement. The WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders have entered into a Management Fee Payment Agreement, pursuant to which the Shandong Xiangrui Shareholders have agreed to pay the WFOE a management fee in an amount equal to the Transfer Fee (as defined below) that the Shandong Xiangrui Shareholders will receive from the WFOE pursuant to the Exclusive Equity Interest Purchase Agreement. Such payment would be in consideration of the services performed by the WFOE under the VIE Agreements.
Exclusive Equity Interest Purchase Agreement. The WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders have entered into an Exclusive Equity Interest Purchase Agreement, pursuant to which the Shandong Xiangrui Shareholders irrevocably grant the WFOE the exclusive right pursuant to PRC laws to purchase or designate one or more persons to purchase all or any portion of the equity interest in Shandong Xiangrui from the Shandong Xiangrui Shareholders. The “Transfer Fee” payable by the WFOE shall not be significantly lower than the value of the net assets of Shandong Xiangrui, as determined by an appraiser.
Equity Interest Pledge Agreement. The WFOE and the Shandong Xiangrui Shareholders have entered into an Equity Interest Pledge Agreement, pursuant to which the Shandong Xiangrui Shareholders pledge all of their equity interest in Shandong Xiangrui as security for the WFOE’s collection of the consulting services fee from Shandong Xiangrui under the Exclusive Technical and Consulting Service Agreement.
Operating Agreement. Pursuant to the Operating Agreement among the WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders, the WFOE agrees to serve as the guarantor for Shandong Xiangrui in all contracts, agreements or transactions between Shandong Xiangrui and third parties that relate to Shandong Xiangrui’s operation. Shandong Xiangrui in turn agrees to pledge all account receivables arising out of its operation, equipments and other operating assets to the WFOE.
Proxy Agreement. The WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders have entered into a Proxy Agreement, pursuant to which the Shandong Xiangrui Shareholders agree to irrevocably entrust the person designated by the WFOE with their shareholder rights in Shandong Xiangrui.
As a result of the VIE Agreements described above, we have consolidated Shandong Xiangrui’s historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the VIE Agreements and combined such results prior to the date of the VIE Agreements.
Our Business
Principal Products and Distribution
We are a producer of pharmaceutical- and food-grade refined corn products for the domestic China market and are headquartered in Shandong Province in China. We purchase raw corn from corn growers located near us in Shandong Province, and refine the corn at our plant into corn starch and glucose. Corn starch and glucose are our principal products, and contributed 78.4% and 21.2%, respectively, of our total revenue in calendar year 2010.
Our customers also are located primarily in Shandong Province. We sell products constituting approximately 90% of our revenues through our direct sales force, with the remaining 10% sold to distributors. Our principal customers purchase corn starch and glucose products for use in food and beverages as well as pharmaceuticals, which together constituted approximately 66.5% of our 2010 revenue. Our other corn-refined products are principally sold to the animal feed industry, which accounted for approximately 17.9% of our 2010 revenue. Sales of our products to the industrial manufacturing sector accounted for approximately 9.0% of our 2010 revenue.

Competitive Strengths
We are a corn processor located in Shandong province. Corn is one of the highly cultivated crops globally, and in China, corn is the second largest crop. There are more than 1,000 types of corn-based products in the world which are widely used in food, beverage, animal feed, and industrial production. The corn refinery industry has witnessed rapid growth recently, with total sales of China’s corn refinery industry having grown at a compound annual growth rate of 35.7% during the period from 2005 to 2010, according to China Statistical Year Book 2006-2011. According to the industry report issued by S&P Consulting Limited, the total sales of China’s corn refinery industry is projected to reach $138.3 billion in 2015 from $62.5 billion in 2011, representing a compound annual growth rate of 22.0%. We believe that the following strengths enable us to compete effectively in and to capitalize on this growing corn refinery industry in China:
•
Strategic location. Our factory is strategically located in Shandong province. Shandong province became China’s largest corn producer in 2010 and accounted for 11.7% of China’s total corn output. We believe this strategic location allows us better access to corn suppliers at a lower transportation cost than other corn refinery factories located outside Shandong province.

•
Large scale. In 2010, we had an annual production capacity of 80,000 tons and is a large scale corn refinery factory. The National Development and Reform Commission of China (“NDRC”), which formulates and implements strategies of national economic and social development, has issued policies to ensure the healthy development of China’s corn refinery industry in an environmentally friendly and sustainable way. The NDRC has commanded small-scale refinery factories without waste water treatment systems to cease operation and halted approval of new small-scale refinery projects. These policies establish a higher entry barrier for China’s refinery industry and enables large scale refinery factories, like us, to better compete in the industry. We have complied with the mandated environmental requirements, have large production capacity and are equipped with sophisticated waste water treatment facilities. In addition, local Chinese governments open up corn reserves to large scale refinery factories and provide subsidies to leading refinery factories.

•
Business to business sales model. We use a “business to business” sales model and sell more than 90% of our products to end users of our products directly. We believe this sales model enables us to better manage our supply chain and reduce distribution costs. Selling directly to end users also better equips us to gather information on consumption of our products and make more effective production decisions. Moreover, it encourages us and our end users to establish a long-term business relationship which may provide stability in our sales.

•
GMP Certification. As required by the State Foods and Drugs Administration of China (“SFDA”), only “good manufacturing practice” (“GMP”) certified factories can produce pharmaceutical grade crystalline glucose in China, and we have one of the few GMP certified crystalline glucose production lines in China.

•
Quality Standards. The manufacture of certain corn-based products require certain approvals, licenses and certifications issued by relevant governmental authorities, and securing such approvals, licenses and certifications can be an entry barrier for new businesses. We have secured relevant approvals, licenses and certifications for our products: for the manufacture and sale of corn starch and related products, we hold a Food Sanitary License issued by Dongping County Sanitation Administration and a National Industrial Product Manufacture License issued by Quality and Technology Supervision Bureau of Shandong province; for the glucose we produce for medical use, we hold a Drug Manufacturing License issued by Shandong Food and Drug Administration, and a Certificate of Good Manufacturing Practices for Pharmaceutical Products of the PRC issued by Shandong Food and Drug Administration; for the corn gluten meal we produce for use as additive to single fodder, we hold a Certificate of Fodder Manufacturer Investigation issued by Shandong Animal Husbandry and Veterinary Bureau; and for procurement of the raw materials, we hold a License for Grain Procurement issued by Dongping County Administration of Grain.

•
Experienced Management Team. Our senior management team has extensive experience in this industry, and a majority of our senior management team members have been with us since the formation of Shandong Xiangrui. Mr. Guangyin Meng, our chairman, has nearly twenty years of experience in the corn refinery industry, Mr. Dianshun Zhang, our director, has over twenty years of experience in managing corn refinery factories and Mr. Guo Wang, our CEO, has nearly ten years in the corn refinery industry.

Raw Materials
Our principal raw material is corn kernels, which we procure principally from individual farmers close to our plant in Dongping County, Shandong Province and nearby counties in Shandong Province. In general, we do not enter into long-term supply contracts for our corn kernel purchases, in order to provide us with flexibility in purchasing corn kernels at competitive prices. We anticipate that we will be able to obtain sufficient supply of corn kernels, because (a) our plant is strategically located in Dongping County, Shandong Province, which is the top corn growing province in China; (b) there are few corn processing companies within a radius of 50 km; (c) In the second quarter of 2011 we entered into corn kernel supply agreements with four enterprises, namely Tai’an Branch of China Grain Reserves Corporation, Ji’nan Jinliang Grains Storage Co., Ltd., Shanghai Yihai Commerce & Trade Co., Ltd., and Zhongjiao Grain and Oil Storage Center, Qingdao Tariff-free Area. Pursuant to such agreements, the corn kernels purchased from such enterprises account for approximately 60% of those consumed by our Company. Under these supply agreements, a stable supply of corn kernels at market prices can be guaranteed to us during the low season of corn supply during the next low season starting in July to September.
Major Customers
Our sales are based on purchase orders with our customers. Sales to our top ten customers represented 30.8% and 22% of our total revenues in 2010 and 2009 respectively. Sales to Shandong Sanxing Corn Technology, our biggest customer in terms of sales, accounted for 5.9% of our total revenues in 2010. No single customer accounted for more than 10% of our revenues in 2010 and 2009.
The following tables set forth our top ten customers in 2010 and 2009.
2010 top ten customers

		Volume	Sales
Client	Product	(tonnes)	Contribution
Shangdong Sanxing Corn Technology	Corn Starch	5200	5.9%
Hunan Hongyingxiang Biology	Corn Starch	4680	4.6%
Qupu Pharmacy	Corn Starch	4300	4.3%
Linyi Lihua Paper	Corn Starch	1630	1.6%
Yishui Hengye Commerce	Corn Starch	2250	3.3%
Yanzhou Minhe Forage	Corn Starch	1980	2.9%
Dongying Xiaguang Chemical Engineering	Corn Starch	2500	2.5%
Shandong Hualu Pharmacy	Glucose	1600	2.1%
Jinhu Xinyuan Starch Adhesive	Corn Starch	1970	1.9%
Shandong Quanrun Paper	Corn Starch	1760	1.7%

Total			30.8%

2009 top ten customers

		Volume	Sales
Client	Product	(tonnes)	Contribution
Qupu Pharmacy	Corn Starch	2950	5.3%
Baolingbao Biology	Corn Starch	2450	4.4%
Guizhou Kelun Pharmacy	Glucose	481	1.2%
Shandong Lukang Pharmacy	Glucose	670	1.8%
Jinhu Xinyuan Starch Adhesive	Corn Starch	980	1.7%
Wuxi Saide Biological Engineering	Corn Starch	675	1.2%
Shandong Qifa Pharmacy	Corn Starch	940	1.7%
Hunan Hongyingxiang Biology	Corn Starch	880	1.6%
Shandong Hualu Pharmacy	Glucose	600	1.6%
Anhui Huanqiu Pharmacy	Glucose	556	1.4%

Total			22%

Patents, trademarks, licenses, franchises, concessions, royalty agreements
We have developed technology and know-how in our manufacturing activities but have not patented our technology and know-how. We currently hold a patent license from Ruixing Group Co., Ltd. to use its patent for Upflow Anaerobic Sludge Blanket. We currently hold no francise, concession, or royalty agreements with third parties.
We sell our corn starch and other corn based products under the trademark Ruixing Pinghu that has been licensed to us by Ruixing Group Co., Ltd., and we sell our pharmaceutical grade crystalline glucose products under the trademark Xiangxing.
Government Approval
We are subject to the government approvals described in the preceding section entitled “Our Business — Competitive Strengths — Quality Standards.”
Government Regulation
Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.
We are subject to the environmental regulations described in the preceding section entitled “Our Business — Environmental Compliance.”
There is no private ownership of land in China. Upon payment of a land grant fee, land use rights can be obtained from the government for a period up to 50 years in the case of industrial land and are typically renewable. We have received the necessary land use rights certificate for two plots of industrial land. See “Management Discussion and Analysis of Financial Condition and Results of Operations — Description of Property — Land Use Rights.”
We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.
Under current PRC laws and regulations, Foreign Invested Entities, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIE’s after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Certain government permits or certificates are required for certain of our products. Please see “Our Business — Government Approval.”
Environmental Compliance
Our manufacturing facilities are subject to sewage discharge regulations. We also are subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. Shandong Xiangrui currently holds a Sewage Discharge Permit issued on January 5, 2011 by Dongping County Environmental Protection Bureau, which is valid until December 2012. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.
We are subject to approvals by the NDRC described in the preceding section entitled “Our Business — Competitive Strengths — Large Scale.” We have complied with these environmental mandates and we have used sophisticated waste water treatment facilities, which not only recycle waste water to meet the chemical oxygen demand standard as required by the Chinese government, but also recover proteins and other by-products in the corn milling process to increase the production yield.
Employees
As of December 31, 2010, we had a total of 214 employees, all of whom are full-time employees.
The following table sets forth the number of employees by function:

HR & Admin.	6
Sales	23
Production	159
R & D	6
Sourcing	4
Quality Control	12
Finance	4

Total	214

As required by applicable PRC laws, we have entered into employment contracts with our officers, managers and employees, all of whom are full time staff. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.
Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme at the rate of 29% of the average monthly salary.
In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.
RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business
We face stiff competition, some of which may be from companies which may be better capitalized and more experienced than us.
We operate in a highly competitive environment. Many of our products compete with virtually identical or similar products manufactured by other domestic and global manufacturers, several of which have more financial resources than we do. While we expect to continue to invest in product development and productivity improvements to compete effectively in our markets, we cannot assure you that we can successfully remain competitive.
We do not have patents or other intellectual property rights over our technology and know-how that would prevent third parties from selling products similar to ours, which may allow competitors to capture market share from us.
As of December 31, 2010, we hold no patents over our technology and know-how and thus cannot prevent third parties from selling products similar to us. In addition, we do not have any confidential or proprietary processes or procedures that would make it difficult for a competitor to produce products like ours. This lack of intellectual property protection permits competitors to manufacture and sell products that compete directly with us, which may allow them to capture market share from us and therefore adversely affect our results of operations. Moreover, competition in markets in which we compete is largely based on price, quality and product availability. If our competitors develop a more efficient product or undertake more aggressive and costly marketing campaigns than us, this could have a material adverse effect on our business, results of operations or financial condition.
Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.
Shandong Xiangrui was founded and commenced business in April 2005. Our limited operating history in the corn refinery industry may not provide a meaningful basis on which to evaluate our business. Although Shandong Xiangrui’s revenue has grown since its inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:
•	expand our product offerings and maintain the high quality of our products;
•	manage our expanding operations, including the integration of any future acquisitions;
•	obtain sufficient working capital to support expansion and fill customers’ orders in time;
•	maintain adequate control of our expenses;
•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed; or
•
anticipate and adapt to changing conditions in the corn refinery industry in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any of these risks, and other risks as indicated in this section of Risk Factors, our business may be materially and adversely affected.
We cannot give any assurance that any plans for future expansion will be implemented or that they will be successful.
There is no guarantee that any expansion plans we may have now or in the future will be implemented or that they will be successful. These plans are subject to, among other things, their feasibility to meet the challenges we face, our ability to arrange for sufficient funding and our ability to hire qualified and capable employees to carry out these expansion plans.

Inadequate funding for our capital expenditures may affect our growth and profitability.
Our total revenues have increased from $17,115,553 for the 2009 fiscal year to $42,053,129 for the 2010 fiscal year. Our continued growth is dependent upon our ability to raise capital from outside sources and improvement of profitability. Our ability to obtain financing will depend upon a number of factors, including:
•	our financial condition and results of operations;
•	the condition of the PRC economy and the corn refinery industry in the PRC;
•	conditions in relevant financial markets; and
•	relevant PRC laws and regulations.
If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms to our investors or lenders, our financial position, competitive position, growth and profitability may be adversely affected.
We may not be able to effectively control and manage our growth.
When our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger, more modern cornstarch manufacturing plant and an enhanced glucose production line. In addition, we may face challenges in managing our expanding product offerings and in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.
Significant fluctuations in raw material prices may have a material adverse effect on us.
We do not have any long-term supply contracts with our raw materials suppliers. Any significant fluctuation in price of our raw materials could have a material adverse effect on the manufacturing cost of our products. We are subject to market conditions and although raw materials are generally available and we have not experienced any raw materials shortage in the past, we cannot assure you that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us.
We may have limited options in the short-term for alternative supplies if our suppliers fail for any reason, including their business failure or financial difficulties, to continue the supply of raw materials. Moreover, identifying and accessing alternative sources may increase our costs.
Although we are in the corn-producing region in Shandong province, there is no guarantee that we will not face a shortage of corn kernels because of some natural calamity or other reasons beyond our control.
We intend to mitigate the risks of a shortage in corn kernels by taking advantage of low season prices and storing a certain amount of raw materials. We cannot guarantee these measures will be effective in eliminating or mitigating all risks attendant to the supply of raw materials. In the event that our cost of materials increase, we may have to raise prices of our products, making us less competitive in price. Alternatively, we may not be able to pass potential increases in the cost of materials on to customers through raising prices of our products. This may result in our profit margin being adversely affected.
Energy price fluctuations could adversely affect our results of operations.
We consume electricity and steam to generate energy. The total energy costs represent approximately 7.5% of our product costs, among which electricity accounts for approximately 2.5% while steam accounts for approximately 5%. We use energy primarily in our manufacturing process. The market prices for these commodities may vary considerably depending on supply and demand, world economies and other factors. As China’s economy has grown rapidly, demand for these commodities has increased resulting in higher prices for these commodities, shortage of supply, or rationing of such commodities. We cannot assure that we will be able to purchase these commodities at prices that we can adequately pass on to customers to sustain or increase profitability.

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.
We conduct periodic inspection and maintenance of all of our equipment to minimize the impact of interruption of production and prevent breakdown because our machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay. On occasion, our equipment may be out of service as a result of unanticipated failures which may result in material plant shutdowns or periods of reduced production. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. In addition, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.
If our customers and/or the ultimate consumers of our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.
Since some of our products are used by pharmaceutical companies, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury, property damage or economic loss. We believe that we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We have not been subject to claims in the past, but there is no guarantee that we will not be subject to claims in the future. We currently do not maintain product liability coverage and such insurance may be difficult to obtain on terms acceptable to us and may not cover warranty claims.
A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions, or a significant warranty claim or series of claims against us could materially decrease our liquidity and impair our financial condition.
Our products may become subject to recall in the event of defects or other performance related issues.
We are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect. Costs typically include the cost of the product and the cost of the recall borne by our customers and labor to remove and replace the defective product. Our products have not been the subject of an open recall. If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and our distributor or customer. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.
Our reliance on certain industries for a significant portion of our sales could have a material adverse affect on our business.
Approximately 78.4% of our 2010 revenue was from sales of corn starch and 21.2% of our 2010 revenue was from sales of crystalline glucose to the pharmaceutical and food and beverage industries. If our customers were to substantially decrease their purchases, our business could be materially adversely affected.
Our inability to contain costs could adversely affect our future profitability and growth.
Our future profitability and growth depend on our ability to contain operating costs and per-unit product costs and to maintain and/or implement effective cost control programs, while at the same time maintaining competitive pricing and superior quality products, customer service and support. Our ability to maintain a competitive cost structure depends on continued containment of manufacturing, delivery and administrative costs, as well as the implementation of cost-effective purchasing programs for raw materials, energy and related manufacturing requirements.

If we are unable to contain our operating costs and maintain the productivity and reliability of our production facilities, our profitability and growth could be adversely affected.
Our profitability may be affected by other factors beyond our control.
Our operating income and ability to increase profitability depend to a large extent upon our ability to price finished products at a level that will cover manufacturing and raw material costs and provide an acceptable profit margin. Our ability to maintain appropriate price levels is determined by a number of factors largely beyond our control, such as aggregate industry supply and market demand, which may vary from time to time, and the economic conditions of the geographic regions where we conduct our operations.
Potential environmental liability could have a material adverse effect on our operations and financial condition.
Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating PRC environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.
We have inadequate insurance coverage.
We do not presently maintain product liability insurance which leaves us with exposure to claims filed against us. We cannot assure you that we would not face liability in the event of the failure of any of our products.
We do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.
We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.
We rely on our senior management team, for the management of our business, and the loss of their services may significantly harm our business and prospects.
We depend, to a large extent, on the abilities and participation of our current senior management team, but have a particular reliance upon Mr. Guangyin Meng, Chairman of our Board of Directors, Mr. Dianshun Zhang, our director and, until recently our CEO, Mr. Guo Wang, our current CEO, Mr. Qingtai Wang, our CFO and Mr. Shoubing Tang our vice president of sales. for the direction of our business. The loss of the services of these individuals, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of these individuals will continue to be available to us, or that we will be able to find a suitable replacement for these individuals. We do not have key man insurance policy on these individuals. If we are unable to replace these individuals for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business may be harmed.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.
Our future success depends heavily upon the continuing services of the members of our current senior management team. If one or more of our senior executives or other key personnel is/are unable or unwilling to continue in his/her/their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.
We may have difficulty establishing adequate management, legal and financial controls in the PRC, and such difficulties could reduce the value of any investment in our common stock.
The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, or a modern Western style of banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of employees qualified in these areas to work for Shandong Xiangrui in the PRC. As a result of these factors, we have had, and may continue to have difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices relating to our PRC operations that meet Western standards.
Our existing stockholder has substantial influence over our company, and his interests may not be aligned with the interests of our other stockholders.
Mr. Chongxin Xu is the controlling shareholder of our common stock. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.
We will incur significant expenses as a result of continuing to be a public company, which will negatively impact our financial performance.
We will incur significant legal, accounting, insurance and other expenses as a result of continuing to be a public company. The Sarbanes-Oxley Act of 2002, as well as related rules implemented by the Securities and Exchange Commission, or the SEC, have required changes in corporate governance practices of public companies. We expect that compliance with these laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act as discussed below, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.
We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.
As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, for companies that are “accredited filers” or “large accelerated filers” the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. Shandong Xiangrui was not subject to these requirements for the fiscal year ended December 31, 2010; accordingly, we have not evaluated our internal control systems in order to allow our management to report on our internal controls as required by these requirements of SOX 404. Under current law, we will be required to issue a report on management of the company’s internal controls over financial reporting beginning with our annual report for the fiscal year ending December 31, 2011. If we continue to qualify as a smaller reporting company for the fiscal year ending December 31, 2011, as we currently do, we will not be required to include an attestation from our independent auditors. We can provide no assurance that we will comply with the requirements imposed thereby. However, in the event that we no longer qualify as a smaller reporting company, there can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, where applicable, investors and others may lose confidence in the reliability of our financial statements.

Current economic conditions may adversely impact demand for our products, reduce access to credit and cause our customers and others with which we do business to suffer financial hardship, all of which could adversely impact our business, results of operations, financial condition and cash flows.
Economic conditions may remain challenging for the foreseeable future in China and globally. General business and economic conditions that could affect us include short-term and long-term interest rates, unemployment, inflation, fluctuations in debt markets and the strength of the Chinese economy and the local economies in which we operate. While currently these conditions have not impaired our ability to access credit markets and finance our operations, there can be no assurance that there will not be a further deterioration in the financial markets.
There could be a number of other effects from these economic developments on our business, including reduced consumer demand for products; insolvency of our customers, resulting in increased provisions for credit losses; decreased customer demand, including order delays or cancellations and counterparty failures negatively impacting our operations.
In addition, the currently weak worldwide economic conditions and market instability make it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could cause us to produce excess products that can increase our inventory carrying costs. Alternatively, this forecasting difficulty could cause a shortage of products that could result in an inability to satisfy demand for our products.
Our holding company structure may limit the payment of dividends.
We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.
Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries and affiliates in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries and affiliates in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.
Risks Related to Doing Business in China
We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.
We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Changes in China’s political or economic situation could harm us and our operating results.
Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:
•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.
The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.
Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.
The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.
The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.
China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.
Future inflation in China may inhibit our ability to conduct business in China.
In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.
Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.
The majority of our revenues will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.
Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.
In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. Subsequent regulations further clarified that PRC subsidiaries of an offshore company governed by the SAFE regulations are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC citizens or residents. Failure to comply with the requirements of Circular 75 may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.
In March 2007, SAFE issued further regulations requiring Chinese citizens who are granted share options by an overseas publicly-listed company to register with SAFE through a Chinese agent (including without limitation a Chinese subsidiary of the overseas publicly-listed company) and complete certain other procedures. We and our PRC employees who have been granted share options will be subject to these regulations upon the completion of this offering. Failure of our PRC share option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limited our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.
If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC or other approval is required in connection with the reverse acquisition of Xiangrui , the reverse acquisition may be unwound, or we may become subject to penalties.
On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule , which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. In addition, when an offshore company acquires a PRC domestic company, the offshore company is generally required to pay the acquisition consideration within three months after the issuance of the foreign-invested company license unless certain ratification from the relevant PRC regulatory agency is obtained. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.
In the opinion of our PRC counsel, Grandall, the M&A Rule concerning the CSRC approval for acquisition of a PRC domestic company by an offshore company controlled by PRC companies or individuals should not apply to our reverse acquisition of Xiangrui because none of Xiangrui and SMSA is a “Special Purpose Vehicle” or an “offshore company controlled by PRC companies or individuals” at the moment of acquisition. However, a number of Option Agreements have been entered into between Chongxin Xu, the majority shareholder of Xiangrui prior to the exchange, and the Shandong Xiangrui Shareholders dated May 13, 2011, pursuant to which each of the optionees has an option to purchase the equity interest in the Company held by Chongxin Xu at any time during the period commencing on the 90th day following the signing date of the Option Agreements and ending on the second anniversary of the signing date of the Option Agreements, at an aggregate exercise price of Twenty Thousand U.S. Dollars (US$20,000). Due to the substantial uncertainties regarding the interpretation and application of the M&A Rules by PRC governmental authorities, should a PRC governmental authority challenge the purpose or effect of the Option Agreements, such governmental authority could regard the transactions contemplated by the option agreement or otherwise as affiliated acquisition and return investment for which approval of the Ministry of Commerce, or MOFCOM, would be required. We cannot assure you that we would be able to obtain the approval required from MOFCOM and if the PRC regulatory authorities take the view that the reverse acquisition of Xiangrui constitutes a round-trip investment without MOFCOM approval, they could invalidate our acquisition and ownership of Xiangrui.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.
China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.
On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operation reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) 50% of the directors with voting rights or senior management often resident in China. Such resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.
If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China sourced income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2011 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.
If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.
The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.
Risks Related to Our Corporate Structure
We rely on contractual arrangements with our consolidated variable interest entity and its shareholders for our China operations, which may not be as effective as direct ownership in providing operational control.
We rely on contractual arrangements with our consolidated variable interest entity, Shandong Xiangrui, and its shareholders, to operate our business in China. For a description of these contractual arrangements, see the preceding section entitled “Business — Our Company History — VIE Arrangements.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entity. As a legal matter, if our consolidated variable interest entity or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system.
All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over Shandong Xiangrui, and our ability to conduct our business and our financial conditions and results of operation may be materially and adversely affected. See “—Risks Related to Doing Business in China— Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.”
The shareholders and ultimate beneficial shareholders of our consolidated variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.
The shareholders and ultimate beneficial shareholders of our consolidated variable interest entity, Shandong Xiangrui, are also the directors, executive officers, employees and ultimate beneficial owners of our company. Conflicts of interests between their roles may arise. We cannot assure you that if and when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, these individuals may breach or cause our consolidated variable interest entity to breach the existing contractual arrangements. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of BVI and China. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated variable interest entity, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.
We may lose the ability to use and enjoy assets held by our consolidated variable interest entity that are important to the operation of our business if it goes bankrupt or becomes subject to a dissolution or liquidation proceeding.
As part of our contractual arrangements with our consolidated variable interest entity, Shandong Xiangrui, and its shareholders, Shandong Xiangrui holds certain assets that are important to our business operations. If Shandong Xiangrui goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business operations, which could materially and adversely affect our business, financial condition and results of operations. If Shandong Xiangrui undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and result of operations.

Risks Related to the Market for Our Stock
Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.
Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.
We are subject to penny stock regulations and restrictions.
The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.
For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.
There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.
Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.
Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Current Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those expressed or implied by those forward-looking statements. Factors that could cause or contribute to such difference include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this Current Report.
Overview
We are one of the leading corn processors in Shandong province. We produce pharmaceutical- and food-grade refined corn products for the domestic China market, and we also manufacture glucose, or dextrose monohydrate. Our products are the important ingredients for a wide range of industries, including food and beverages, animal nutrition, pharmaceuticals, textile and other industrial manufacturing industries. We are one of the leading corn starch processors in Shandong province and since 2010 have an annual capacity of 80,000 tonnes. We also manufacture glucose, or dextrose monohydrate. We have one of the few good manufacturing practice (GMP) certified glucose production lines in China.
We purchase raw corn kernels from corn growers located near us in Shandong Province, and refine the corn at our plant into corn starch and glucose. Our customers also are located primarily in Shandong Province. We sell products constituting approximately 90% of our revenues through our direct sales force, with the remaining 10% sold to distributors.
We plan to further expand our corn starch processing capacity to 240,000 tonnes in the end of 2011, with an estimated capital expenditure of $12 million, to take the advantage of economy of scales in production. We also plan to launch two new products, MSG and PDO by early 2013. We are now reviewing the feasibility of the PDO production technology and evaluating the profitability of these two new products.
Reverse Acquisition
On May 13, 2011, we completed a reverse acquisition transaction through a share exchange with Xiangrui and its sole shareholder, Mr. Chongxin Xu, whereby we acquired 100% of the issued and outstanding capital stock of Xiangrui, in exchange for 12,363,885 shares of our common stock, which constituted 93% of our issued and outstanding shares on a fully-diluted basis immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Xiangrui became our wholly-owned subsidiary and Mr. Chongxin Xu, the former shareholder of Xiangrui, became our controlling stockholder.
Upon the closing of the reverse acquisition, Timothy P. Halter, our then sole director and officer, resigned from all offices that he held and from the board immediately. Also upon the closing of the reverse acquisition, our board of directors increased its size from one to two directors and appointed Guangyin Meng and Dianshun Zhang to fill the vacancies created by the resignation of Timothy P. Halter. In addition, Guo Wang was appointed as our chief executive officer and Qingtai Wang was appointed as our chief financial officer..
For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with Xiangrui as the accounting acquirer and SMSA as the acquired party.
Our results of operations and financial condition are affected by numerous factors, including those described above under “Risk Factors” and elsewhere in this Current Report.
Financial Operations Overview
Revenues
Our revenue comprised principally sales of cornstarch and glucose. In 2010, we generated total revenues of $42 million, of which $33 million, or 78.4%, was derived from sales of cornstarch, while the remaining was sales of glucose. For a detailed description see the section entitled “Results of Operations.”

Cost of Revenue
The cost of goods sold consists primarily of purchase costs of raw material, direct labor costs and overhead expenses attributable to production and machine depreciation.
Operating Expenses
We classify our operating expenses into two categories: selling and distribution, and general and administrative.
Selling and distribution. Selling and distribution expenses consist primarily of salary and benefits of sales people, and freight expenses.
General and Administrative. General and administrative expenses consist primarily of personnel costs of our executive, finance and administrative personnel, accounting, legal and professional services fees, allowances for bad debts, travel, allocations for facilities and information technology services and other corporate expenses. We expect general and administrative expenses to increase as we continue to invest in corporate infrastructure and incur additional expenses associated with being a public company, including increased legal and accounting costs, investor relations costs, insurance premiums and compliance costs associated with the Sarbanes-Oxley Act of 2002.
Interest Expenses, Net
Interest expense, net consists of our payments on borrowings under our revolving credit facility, other indebtedness and capital leases, less interest received on our cash.
Other Income (Expenses), Net
Other income (expense), net consists of foreign currency gain or loss and scrap sales.
Taxation
Because we, our subsidiaries and Shandong Xiangrui are incorporated in different jurisdictions, we file separate income tax returns.
United States. We are subject to United States tax at a tax rate of 34%. No provision for income tax in the United States has been made as we had no U.S. taxable income for 2010 and 2009 and for the three months ended March 31, 2011.
British Virgin Islands. Xiangrui was incorporated in the BVI and under the current laws of the BVI, is not subject to income tax.
China. Shandong Xiangrui is subject to a 25% EIT rate.
China’s Enterprise Income Tax Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ stockholder has a tax treaty with China that provides for a different withholding arrangement.
We incurred income tax of $1.021 million for the year ended December 31, 2010, an increase of $0.894 million, or 702.3%, from the tax we incurred in 2009, which was $0.13 million. This increase in tax was due to the increase in our pre-tax income..
Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors legal and other developments and will make appropriate tax saving planning when necessary and available.

Internal Control Over Financial Reporting
As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, for companies that are “accredited filers” or “large accelerated filers” the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. Shandong Xiangrui was not subject to these requirements for the fiscal year ended December 31, 2010. Accordingly we have not evaluated our internal control systems in order to allow our management to report on our internal controls as required by SOX 404. Under current law, we will be required to issue a report of management on the company’s internal controls over financial reporting beginning with our annual report for the fiscal year ending December 31, 2011. If we continue to qualify as a smaller reporting company for the fiscal year ending December 31, 2011, as we currently do, we will not be required to include an attestation from our independent auditors.
Critical Accounting Policies
We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.
The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.
For further information on our critical and other significant accounting policies, see note 2 to our Audited Consolidated Financial Statements, which are included elsewhere in this Current Report.
Revenue Recognition
The Company recognizes revenue pursuant to ASC 605 Revenue Recognition, when persuasive evidence of sales arrangement exists, delivery has occurred, the buyer’s price is fixed or determinable and collection of payment is reasonably assured. Generally, these criteria are met upon shipment of products. Shipping costs are included in selling and distribution expenses. Revenues presented on the statements of income are net of value added taxes and sales taxes.
Foreign Currency Translation
The functional currency of the Company is Chinese Renminbi (RMB), as determined based on criteria of FASB ASC 830 Foreign Currency Matters. The Company uses the U.S. dollar for financial reporting purposes.
The Company translates assets and liabilities into U.S. dollars using the applicable exchange rate quoted by the People’s Bank of China at the balance sheet date. The income and expenses items are translated using average rates during the reporting period. Adjustments resulting from the translation of financial statements from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated other comprehensive income — translation adjustments. The exchange rates used for the translation are listed below:

	Year end exchange rate	Average yearly
	US$:RMB	US$:RMB
2009	6.8282	6.8319
2010	6.6227	6.7353
Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, other current liabilities, and amounts due to employees. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments. Significant judgment is required to assess whether the impairment is other-than-temporary. Our judgment of whether an impairment is other-than-temporary is based on the assessment of factors including severity of the impairment, expected duration of the impairment and forecasted recovery of fair value.

Accounts Receivable Allowance
We record an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make payments. The allowance is recorded as a general and administrative expense in our consolidated financial statements. We base our allowance on periodic assessments of historical bad debt analysis, specific customer creditworthiness, and current economic trends. Accounts receivable in our consolidated financial statements are stated net of such allowance, if any.
Inventories
We record inventories at the lower of cost or net realizable value at balance sheet date. Cost of inventories is determined using the weighted average method, and net realizable value is estimated selling price in the ordinary course of business, less estimated costs and expenses and related taxes necessary to make the sale. Inventories are determined on an individual item basis. We periodically evaluate our ending inventories for excessive, slow moving and obsolete inventories as well as inventories whose carrying value exceeds their net realizable value.
Property, Plant, and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Judgment is required to determine the estimated useful lives of assets. We determined that our property, plant and equipment with estimated useful lives as follows:

Buildings	20 years
Machinery	5-10 years
Office equipments	5-10 years
Vehicles	10 years
Changes in these estimates and assumptions could materially impact our financial position and results of operations.
Land Use Rights
We record prepayments for land use rights, which represent amounts paid for the right to use land in China, at cost less accumulated amortization. Amortization is recorded on a straight-line basis over the terms of the respective land use rights agreements, which are 50 years.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets, including property and equipment for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. Changes in these estimates and assumptions could materially impact our financial position and results of operations.
Government Grants
We receive grants from the government. The grants received from government are recorded in the financial statements in accordance with the purpose and the nature of the grant, either as other income, a reduction of expenses, or a reduction of the cost of the capital investment. The benefit of grants is recorded when performance is complete and all conditions as specified in the agreement are fulfilled. Any refundable grant is accounted for as a liability.

Income Taxes
We use the asset and liability method of accounting for income taxes. Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating losses and tax credit carry-forwards. Management must make assumptions, judgments and estimates to determine our current provision for income taxes and our deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign ad domestic tax authorities. Changes in tax law or our interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.
We are subject to China’s New Corporate Income Tax Law, which became effective on January 1, 2008 and have a uniform statutory tax rate of 25 percent.
Value-Added Tax (VAT)
In accordance with the relevant tax laws of China, value-added taxes (VAT) are levied on the invoiced value of sales and are payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but can deduct the VAT it has paid on eligible purchases. The difference between the amounts collected and paid is presented as VAT recoverable or payable balance on the balance sheets.
Consolidation of Variable Interest Entities
Our business is conducted through our operating company, Shandong Xiangrui in the PRC. Through the WFOE, we have contractual arrangements with Shandong Xiangrui and its shareholders that enable us to substantially control Shandong Xiangrui, including substantially influencing its daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, we are considered the primary beneficiary of Shandong Xiangrui. Accordingly, we regard Shandong Xiangrui as a Variable Interest Entity under FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation ARB No.51,” or FIN 46R, and consolidate its results, assets and liabilities in our financial statements.
Results of Operations
The following table shows the line items that appear on our consolidated statement of operations, expressed in dollars and as a percentage of consolidated net revenues, for the periods presented.
Net Revenues
Our revenue comprised principally of sales of cornstarch and glucose. The following table shows the breakdown of revenue by products.

	For the year ended 31 December,
	2009		2010		YoY growth
	(audited)		(audited)
	(USD’000)%		(USD’000)%		(USD’000)%
Cornstarch	12,779	74.7%	32,990	78.4%	20,211	158.2%
Glucose	4,337	25.3%	8,934	21.2%	4,597	106.0%
Others	—	—	129	0.3%	129

Total revenue	17,116	100.0%	42,053	100.0%	24,937	145.7%
Revenues increased by $24.94 million, or 146%, to $42 million for the year 2010 from $17.1 million in 2009. This was mainly contributed by the increase in sales volume, and rise in average selling price. The sales volume increased by 70,744 tonnes, from 61,940 tonnes for the year 2009 to 132,684 tonnes in 2010. The increase in sales volume is mainly attributable to high market demand and increase in production utilization rate. The average selling price increased 14.7%, from $266.3/ ton in 2009, to $316.9/ ton in 2010.
Cost of Sales
Our cost of sales increased $21.05 million, or 135.5%, to $36.6 million in 2010 from $15.5 million in 2009. This increase was in line with the increase in sales.
Corn kernel is the principal raw material for our production, accounting for approximately 82% and 80% of our cost of goods sold in 2009 and 2010 respectively. The remaining are utilities (including stream, electricity and water), depreciation and labor cost.
Gross Profit
Our gross profit (GP) increased $3.9 million, or 246.7%, to $5.5 million in 2010 from $1.6 million in 2009. Gross profit as a percentage of revenues was 13.3% in 2010, as compared to 9.2% in 2009. The GP margin increase was mainly the result of our ability to increase unit selling price more than the purchase price of corn kernel. The increase in our GP margin was also partially due to less fixed cost per unit with increasing sales volume.
Improvement in GP margin is mainly attributable to rise in selling price as the total supply of cornstarch and glucose did not increase as fast as the increase in market demand. This was mainly due to the Chinese government’s policy of shutting down small factories which operate without the required waste water treatment systems, as well as halting approval of new corn-refinery projects, due to the government’s commitment to environment. The improvement in GP margins is also attributable to the economy of scale we achieved with expanded production volume.
Operating Expenses
We have two categories of operating expenses: selling and distribution expense and general and administrative expense.
Selling and Distribution Expense
Our selling expenses increased $0.43 million, or 75.6%, to $1 million in 2010, from $0.57 million in 2009. The increase is in line with the growth in sales revenue. As a percentage of revenues, selling expenses decreased to 2.4% in 2010 from 3.3% in 2009.
General and Administrative Expense
General and administrative expenses comprise salary and benefits for administrative personnel, depreciation and amortization for equipment used other than for production and miscellaneous expenses unrelated to production. Our general and administrative expenses decreased $0.51 million, or 67%, to $0.25 million in 2010 from $0.75 million in 2009. As a percentage of revenues, general and administrative expenses decreased to 0.6% in 2010, as compared to 4.4% in 2009. The decrease was mainly attributable to the suspension of production because of a technological and equipment upgrade for the Quality Standard (QS) and GMP certification in 2009. During this period, all the depreciation of fixed assets, salary for workers and other production related expenses are recorded in G&A expenses, amounting to $0.36 million. The decrease is also attributable to decrease of bad debt provision in 2010 by $0.14 million as compared to 2009.

Interest Expenses, Net
Our interest expenses, net increased $0.13 million, or 52%, to $0.38 million in 2010 from $0.25 million in 2009. The increase is mainly attributable to an increase in short-term loans with banks.
Other Income (Expenses), Net
Other income (expenses), net decreased by $0.33 million from $0.42 million in 2009 to $94,916 in 2010.
Contractual Obligations and Commercial Commitments
In December 2008, we entered into a non-cancellable contract with Shandong Runyin Bio-chemical Co., Ltd. to secure the steam and electricity supply for our corn starch and glucose production. The non-cancellable utility supply contract with Shandong Runyin Bio-chemical Co., Ltd. expires in December 2011 with a price that approximates market price. Total amount of the contract per year would be determined by the actual quantity of utilities consumed by us.
In 2010, we entered into non-cancellable contracts with certain machinery suppliers for the purchase of machinery and equipment, which amounted to $4.7 million. In 2009, we also entered into non-cancellable contracts with certain machinery suppliers for the purchase of machinery and equipment, which amounted to $0.55 million. All these contracts will be settled in 2011.
As of December 31, 2010, we pledged our building which has a net book value of $2.3 million to the Shanghai branch of Citibank to secure a long-term bank loan provided by Citibank to Shandong Runyin Bio-chemical Co., Ltd.
As of December 31, 2010, we had cash and cash equivalents of $6.6 million and restricted cash of $0.23 million. The following table provides detailed information about our net cash flow for 2009 and 2010.

	For the year ended 31 December,
	2009	2010
	(audited)	(audited)
	(USD’000)	(USD’000)
Net cash provided by operating activities	1,910	2,112
Net cash provided by (used in) investing activities	(2,455)	1,251
Net cash provided by (used in) financing activities	5	2,220
Effect of foreign exchange rate changes	4	170

Net cash flows	(536)	5,753
Operating Activities
Net cash provided by operating activities was $2.11 million in 2010, as compared to $1.91 million in net cash provided by operating activities in 2009. Our operating cash flow increased in line with the growth of our net profit of $2.6 million.

Investing Activities
Net cash provided by investing activities was $1.3 million in 2010, as compared to $2.5 million used in investing activities in 2009. The change was mainly due to the release of our restricted cash, which is a deposit in banks for the issuance of notes payable.
Financing Activities
Net cash provided by financing activities was $10.6 million in 2010, as compared to $8.6 million in 2009. Net cash used in financing activities was $8.4 million in 2010, as compared to $8.6 million in 2009. The change was mainly due to the proceeds from and repayments of short-term loans.
All of our short-term loans were denominated in RMB for working capital purposes, with a balance of $8 million and fixed interest rates ranging from 4.86% to 11.62% for the year ended December 31, 2010.
We believe that we maintain good relationships with the various banks we deal with, and based on current conditions we adequately manage our accounts receivable and accounts payables. We believe our current available working capital, and bank loans referenced above, should be adequate to sustain our operations at our current levels through at least the next twelve months.
Holding Company Structure
We are a holding company with no material operations of our own. We conduct our operations primarily through our wholly-owned subsidiaries and consolidated affiliated entities in China. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our PRC subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and consolidated affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, at its discretion, each of our subsidiaries and consolidated affiliated entities in China may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Our PRC subsidiaries have not paid our offshore entities any dividends nor have set aside any money to fund certain statutory reserve funds or staff welfare and bonus funds as they have not been profitable. Our PRC subsidiaries will not be able to pay dividends to our offshore entities until they generate accumulated profits and meet the requirements for statutory reserve funds.
Off-Balance Sheet Comments and Arrangements
We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that is material to an investment in our securities.
Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06 (ASU 2010-06), Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The Company does not expect that the adoption of ASU 2010-06 will have a material impact on its financial statements.

In February 2010, the FASB issued ASU No. 2010-09 (ASU 2010-09), Subsequent Events (Topic 855). The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010. The provisions of ASU 2010-09 are not expected to have a material effect on the financial position, results of operations or cash flows of the Company.
Quantitative and Qualitative Disclosures about Market Risk
Inflation
Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the change of consumer price index in China was 3.3% in 2010. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.
Foreign Currency Exchange Risk
Substantially all of our revenues and expenses are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our shares will be affected by the exchange rate between the U.S. dollar and the Renminbi because the value of our business is effectively denominated in Renminbi, while the shares will be traded in U.S. dollars.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the revised policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the Renminbi against the U.S. dollar in the following three years. Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. On June 20, 2010, the People’s Bank of China announced that the PRC government would further reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. It is difficult to predict how this new policy may impact the Renminbi exchange rate. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert the Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.
Interest Rate Risk
We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal. There were no material changes in interest rates for short-term bank loans renewed during the year ended December 31, 2010.
Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

We are also exposed to interest rate risk relating to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.
DESCRIPTION OF PROPERTY
Factories
Our production facilities are located in Dongping County, Shandong Province, and consists of a starch processing plant of 2,800 square meters, a glucose production plant of 4,140 square meters, a corn decontaminate plant of 480 square metes, a byproduct plant of 1,120 square meters, a starch drying plant of 2,800 square meters, a sorbierite plant of 1,250 square meters, a power distribution room, weight house, finish product warehouse, cooling column and administrative offices.
The starch processing plan is used for producing corn starch which contributed to 78.4% of our total revenues in the 2010 fiscal year, and the glucose production plant is used for producing glucose products which contributed to 21.2% of our total revenues in the 2010 fiscal year. The following table sets forth the actual production capacity and the utilization rate of each of our production plants during the 2009 and 2010 fiscal years.

	Fiscal year ended December 31,
	2009		2010
	Production	Average	Production	Average
	capacity	utilization	capacity	utilization
Production Facilities	(tons)	(%)	(tons)	(%)
Corn starch processing plant	50,000	61.2%	63,000	100%
Glucose production plant	15,000	65.4%	18,000	90%
Land Use Rights
There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for two plots of land for industrial use with 123,820 and 43,249 square meters respectively located at Pengji Town, Dongping County, Shandong Province, China. The land use rights for these two plots of land will expire on September 18th, 2056 and November 14th, 2051 respectively.
As of December 31, 2010, Shandong Xiangrui pledged its land use right to the 43,249 square meter plot of land, with net book value of US$768,827 to Citibank (China) Co., Ltd., Shanghai Branch to secure a long term bank loan for Shandong Runyin Bio-chemical Co., Ltd., an affiliate of Shandong Xiangrui. We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.
Buildings
As of December 31, 2010 we have the lawful rights to four buildings located in at Western State Road 105, Pengji Town, Dongping County, Shandong Province, three of which are used for production and one of which is used as a warehouse. The buildings are subject to mortgage to Citibank (China) Co., Ltd., Shanghai Branch.

Leased Property
We have entered into a lease with our affiliated company Shandong Runyin Bio-chemical Co., Ltd., for a plant located in Ruixing Industry Park, Dongping County, Shandong Province, for a lease term from December 1, 2008 to November 30, 2011.
Transportation Vehicles
We do not currently own any transportation vehicles. In order to meet our transportation needs we have entered into a vehicle lease contract with our affiliated company Shandong Runyin Bio-chemical Co., Ltd., for vehicle rental, in which we pay a rental fee per vehicle and per kilometer for each day of use.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of May 13, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

			Amount and Nature
Name and Address of			of Beneficial
Beneficial Owner	Office, If Any	Title of Class	Ownership	Percent of Class

Officers and Directors

Guangyin Meng*				0
Dianshun Zhang*				0
Guo Wang*				0
Qingtai Wang*				0

5% Security Holders

Chongxin Xu Flat 10, 84-88 Pitt St. Mortdale NSW 2223		Common	12,363,885 common shares	93%

*	None of the officers or directors hold any shares in our company as of the date of this Current Report.
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our executive officers and directors as of May 13, 2011:

Name	Age	Position
Guangyin Meng	46	Chairman
Dianshun Zhang	56	Director
Guo Wang	37	Chief Executive Officer
Qingtai Wang	45	Chief Financial Officer
Shoubing Tang	44	Vice President of Sales
Mr. Meng has served as the Chairman of the Company since 2005. He also has served as the Chairman and CEO of Ruixing Group, a Shandong based agriculture fertilizer manufacturing company since 2003. Mr. Meng has nearly 20 years of corporate management experience and agriculture industry experience. He holds a Bachelors degree in chemical engineering from East China University of Science and Technology.

Mr. Zhang has served as the director of the Company since 2005. Mr. Zhang has also served as a director since 2003 and vice president since 1997 in the Ruixing Group. Mr. Zhang has over 20 years of corporate management experience and technician experience. He holds a general degree in equipment manufacturing from Shandong Dianshi University.
Mr. Guo Wang has served as the CEO of the Company since 2005. Mr. Wang has also served as an engineer in the research and development department of the Ruixing Group since 1997. Mr. Wang has over 10 years of agricultural industry experience and over 10 years of engineering experience. He holds a master degree in chemistry from Shandong Agricultural University.
Mr. Qingtai Wang has served as the CFO of the Company since 2009. Mr. Wang has also served as an accounting manager in the Ruixing Group since 1999. Mr. Wang has over ten years of financial accounting experience. He holds a bachelor degree in accounting from Shandong University of Finance.
Mr. Shoubing Tang has served as the Vice President of Sales of the Company since 2009. Mr. Tang has also served as a manager and a vice president in sales department of Ruixing Group since 1991. Mr. Tang has 20 years of sales and marketing experience. He holds a high school degree.
Involvement in Certain Legal Proceedings
Over the past ten years, to our knowledge, none of our directors or executive officers has been (i) involved in any petition under Federal bankruptcy laws or any state insolvency law, convicted, (ii) convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, (b) engaging in any type of business practice, or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, or (d) subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in (iii)(a), (iv) found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated, (v) found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated. (vi) subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (vii) the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. § 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. §1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member. Except as set forth in our discussion below in “Certain Relationships and Related Party Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Background and Compensation Philosophy
Prior to our reverse acquisition of SMSA in 2011, Xiangrui was a privately-held BVI corporation that had no operations or assets other than its ownership of the capital stock of the WFOE.
Following the reverse acquisition of SMSA, our named executive officers included Guanyin Meng, Dianshun Zhang, Guo Wang, Shoubing Tang and Qintai Wang. From and after our reverse acquisition of SMSA, our board of directors became responsible for determining the compensation of our named executive officers, based on our financial and operating performance and prospects and the contributions made by each of the executive officers to our success. In determining the compensation paid to our officers, our board of directors will make reference to similarly-sized manufacturing companies operating in our geographic region.
We do not currently have a compensation committee. As the membership of our board of directors increases, our board of directors expects to form a compensation committee charged with the oversight of our executive compensation plans, policies and programs and the authority to determine and approve the compensation of our Chief Executive Officer and make recommendations with respect to the compensation of our other executive officers.
Our board of director’s goal in determining compensation levels is to adequately reward the efforts and achievements of executive officers in the management of our company. The objective of our compensation program is to incentivize our employees and to retain employees and avoid employee turnover. We currently have no pension plan, stock option plan, non-equity incentive plan or deferred compensation arrangement. We have not used a compensation consultant in any capacity but believes that our executive compensation package is comparable to similar businesses in the areas where we operate.
Elements of Compensation
We provide our executive officers with a base salary and discretionary bonuses to compensate them for services rendered during the year. We believe that our policy of compensating our executives in this way has served the company well and does not encourage unreasonable risk-taking.
•
Base Salary. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. The base salary paid to our named executive officers is governed by their respective employment agreements and is reflected in the Summary Compensation Table below.

•
Equity Incentives. Presently, we do not have an equity based incentive program.. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted and which will provide us with the ability to provide to our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares if our compensation committee determines that such awards are in our and our stockholders’ best interests.

Summary Compensation Table
The following table summarizes the total compensation earned by each of our named executive officers for the fiscal year ended December 31, 2010:

Non-
						Non-Equity	Qualified
						Incentive Plan	Deferred
				Stock	Option	Compensation	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Guo Wang CEO	2010	7,168	0	0	0	0	0	0	7,168
Qingtai Wang* CFO	2010	4,533	0	0	0	0	0	0	4,533

*	In 2010, Qingtai Wang was compensated by Ruixing Group Co., Ltd., an affiliate of Shandong Xiangrui.
Employment and Change of Control Severance Agreements
During the year ended December 31, 2010, none of our named executive officers have been part of employment and change of control severance agreements.
Outstanding Equity Awards at Fiscal Year End
None of our named executive officers received any equity awards, including options, restricted stock or other equity incentives during the fiscal year ended December 31, 2010.
Option Exercises and Stock Vested
During the year ended December 31, 2010, there were no option exercises or vesting of stock awards to our named executive officers.
Non-qualified Deferred Compensation
During the year ended December 31, 2010, there was no non-qualified deferred compensation of any of our named executive officers.
Potential Payments on Termination or Change in Control
During the year ended December 31, 2010, there were no payments on termination or change of control to any of our named executive officers.
TRANSACTIONS WITH RELATED PERSONS AND DIRECTOR INDEPENDENCE
Transactions with Related Persons
In addition to the director and executive compensation arrangements discussed above in “Executive Compensation,” we have been a party to the following transactions since the beginning of the 2009 fiscal year in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or any member of the immediate family of any of them, had or will have a material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
•
On June 17, 2010, Shandong Xiangrui entered into a Loan Agreement with Bank of Communications Tai’an Branch (“Bank of Communications”) for a Five Million RMB loan. The term of agreement is from June 17, 2010 to June 17, 2011.

•
On June 17, 2010, Shandong Runyin Biochemical Co., Ltd. entered into a Guaranty Contract with Bank of Communications, to guarantee payment obligations under that certain Five Million RMB Loan Agreement between Shandong Xiangrui and Bank Communications dated as of June 17, 2010.

•
On June 17, 2010, Xuchun Wang entered into a Guaranty Contract with Bank of Communications, to guarantee payment obligations under that certain Five Million RMB Loan Agreement between Shandong Xiangrui and Bank of Communications dated as of June 17, 2010.

•
On March 15, 2011, Shandong Xiangrui entered into a Loan Agreement with Rural Cooperative Bank of Dongping, Shandong (“Rural Cooperative Bank”) for a Five Million loan. The term of the agreement is from March 15, 2011 to March 14, 2012.

•	On March 16, 2011, Shandong Xiangrui entered into a Loan Agreement with Rural Cooperative Bank for a Five Million RMB loan. The term of the agreement is from March 16, 2011 to March 15, 2012.

•
On March 15th, 2011, Shandong Guangda Sun & Moon Grease Co., Ltd. entered into a Guarantee Agreement with Rural Cooperative Bank, to guarantee that certain Ten Million RMB Loan Agreement between Shandong Xiangrui and Rural Cooperative Bank dated as of [ ]. [under the Loan Agreement with Contract No.: Shandong Dongping Nongcun Hezuo Yinhang Liu Jie Zi (2011 No. 0026) and a Loan Agreement with Contract No.: Shandong Dongping Nongcun Hezuo Yinhang Liu Jie Zi (2011 No. 0027).’

•
On November 24, 2010, Shandong Xiangrui and Rural Cooperative Bank entered into a Loan Agreement for an Eight Million Five Hundred Thousand RMB loan. The term of the agreement is from November 24, 2010 to November 23, 2011.

•
On November 24, 2010, Shandong Runyin Bio-chemical Co., Ltd., entered into a Maximum Amount Mortgage Agreement with Rural Cooperative Bank for a Ten Million RMB mortgage. Under the agreement Shandong Runyin Bio-chemical Co., Ltd. guarantees Shandong Xiangrui’s mortgage over land, houses and equipment valued at RMB 23,110,000 for securing the Shandong Xiangrui’s debt under a Loan Agreement (Ref: (Shan Dong Dong Ping Nong Cun He Zuo Yin Hang) Liu Jie Zi (2010) No. 0025).

•
On June 11, 2010, Shandong Xiangrui entered into a Loan Agreement with Agricultural Development Bank of China Dongping Branch (“Agricultural Development Bank”), for a Thirty Million RMB loan. The term of the agreement is from June 11, 2010 to June 10, 2011.

•
On June 11, 2010, Ruixing Group Co., Ltd., entered into a Guarantee Agreement with Agricultural Development Bank to guarantee payment obligations under that certain Thirty Million RMB Loan Agreement between Shandong Xiangrui and Agricultural Development Bank dated as of June 11, 2010.

•
On July 13, 2009, Shandong Xiangrui Chemical Devices Co., Ltd., Shandong Runyin Bio-chemical Co., Ltd., Ruixing Group Co., Ltd., and Guangyin Meng, entered into a Guarantee Agreement to guarantee payment obligations under that certain Eighty Million RMB Uncommitted Short Term Cycling Finance Agreement between Shandong Xiangrui and Citibank (China) Co., Ltd., Shanghai Branch (“Citibank China”) dated as of July 13, 2009.

•
On May 9, 2011, Shandong Xiangrui entered into a Corn Kernels Purchase Agreement with Tai’an Branch of China Grain Reserves Corporation, for the purchase of corn kernels between May 9, 2011 to June 10, 2011, at an aggregate price of RMB 67,380,000.

•
On April 1, 2011, Shandong Xiangrui entered into a Corn Kernels Purchase Agreement with Ji’nan Jinliang Grains Storage Co., Ltd., for the purchase of corn kernels from May 9, 2011 to December 31, 2011, at an aggregate price of RMB 66,000,000.

•
On May 11, 2011, Shandong Xiangrui entered into a Purchase Agreement with Shanghai Yihai Commerce & Trade Co., Ltd., for the purchase of corn kernels from May 11, 2011 to May 12, 2011, at an aggregate price of RMB 44,169,400.

•
On May 6, 2011, Shandong Xiangrui entered into a Grain Purchase Agreement with Zhongjiao Grain and Oil Storage Center, Qindao Tariff —free Area, for the purchase of 7,236,442 tonnes of corn kernels from Zhongjiao Grain and Oil Storage Center, Qindao Tariff —free Area, for RMB 2,300 to RMB 2,270 per tonne.

•
On June 30, 2010, Shandong Xiangrui entered into an Agreement for Sale of Corn with Wenshang County Xingu Grain Reserve Co., Ltd., pursuant to which Shandong Xiangrui contracted to purchase 2800 tonnes of corn from Wenshang County Xingu Grain Reserve Co., Ltd., at an aggregate price of RMB 5,600,000.

•
On October 11, 2010, Shandong Xiangrui entered into an Agreement for Sale of Commodity with Guizhou Dahua Pharmacy Co., Ltd., pursuant to which Shandong Xiangrui contracted to purchase 60 tonnes of glucose from Guizhou Dahua Pharmacy Co., Ltd., at an aggregate price of RMB 235,800.

•
On July 28, 2010, Shandong Xiangrui entered into a Glucose Sales Contract with Shijiazhuang Penghai Pharmacy Co., Ltd., pursuant to which Shandong Xiangrui sold 60 tonnes of glucose to Shijiazhuang Penghai Pharmacy Co., Ltd., at an aggregate price of RMB 150,000.

•
On October 12, 2010, Shandong Xiangrui entered into a Glucose Sales Contract with Shijiazhuang Penghai Pharmacy Co., Ltd., pursuant to which Shandong Xiangrui sold 40 tonnes of glucose to Shijiazhuang Penghai Pharmacy Co., Ltd.

•
On October 13, 2010, Shandong Xiangrui entered into a Glucose Sales Contract with Shijiazhuang Penghai Pharmacy Co., Ltd., pursuant to which Shandong Xiangrui sold 40 tonnes of glucose to Shijiazhuang Penghai Pharmacy Co., Ltd., at an aggregate price of RMB 150,000.

•
On February 22, 2010, Shandong Xiangrui entered into an Agreement for Sale of Commodity with Shanghai Suyan Trade Co., Ltd., pursuant to which Shandong Xiangrui sold 20 tonnes of corn starch to Shanghai Suyan Trade Co., Ltd., at an aggregate price of RMB 544,000.

•
On May 19, 2010, Shandong Xiangrui entered into a Sales Contract with Baolingbao Bios Co., Ltd., pursuant to which Shandong Xiangrui sold 800 tonnes of corn starch to Baolingbao Bios Co., Ltd., at an aggregate price of RMB 2,304,000.

•
On August 23, 2010, Shandong Xiangrui entered into an Agreement for Sale of Corn with Shandong Taishan Beer Co., Ltd., pursuant to which Shandong Xiangrui sold 320 tonnes of corn starch to Shandong Taishan Beer Co., Ltd., at an aggregate price of RMB 931,200.

•
On February 2, 2011, Shandong Xiangrui entered into a Contract of Offering Technology Design, Key Equipments, Materials and Technical Service for Effluent Disposal Project with Park Environment Protection Technology (Shanghai) Co., Ltd. (“Park Technology”), pursuant to which Park Technology provides consulting services to Shandong Xiangrui at an aggregate service fee of RMB 17,900,000.

•
On January 1, 2009, Shandong Xiangrui entered into a Patent License Agreement with Ruixing Group Co., Ltd., pursuant to which Ruixing Group Co., Ltd. has licensed the right to use its patent for the Upflow Anaerobic Sludge Blanket from January 1, 2009 to January 1, 2019 to Shandong Xiangrui free of charge.

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On January 1, 2009, Shandong Xiangrui entered into a Transportation Vehicle Lease Agreement with Shandong Runyin Bio-chemical Co., Ltd., pursuant to which Shandong Xiangrui rents vehicles from Shandong Runyin for a monthly fee based on the number of vehicles rented and the kilometer usage.

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On January 1, 2009, Shandong Xiangrui entered into a Steam the Purchase Agreement with Runyin Bio-chemical, pursuant to which Runyin Bio-chemical agrees to supply steam to Shandong Xiangrui at the price of RMB 113 per tonne from January 1, 2009 to December 31, 2014.

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On January 1, 2009, Shandong Xiangrui entered into a Steam Sales Agreement with Shandong Xinrui Chemical Devices Co., Ltd. (“Xinrui Chemical”), pursuant to which Shandong Xiangrui agrees to supply steam to Xinrui Chemical at the price of RMB 113 per tonne from January 1, 2009 to December 31, 2014.

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On January 1, 2009, Shandong Xiangrui entered into a Purchase Agreement with Shandong Runyin Bio-chemical Co., Ltd., pursuant to which Runyin Bio-chemical agrees to supply electricity to Shandong Xiangrui at the price of RMB 0.68679/KWH from January 1, 2009 to December 31, 2014.

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On January 1, 2009, Shandong Xiangrui entered into a Sales Agreement with Xinrui Chemical, pursuant to which Shandong Xiangrui agrees to supply electricity to Xinrui Chemical at the price of RMB 0.68679/KWH from January 1, 2009 to December 31, 2014.

•
On January 1, 2009, Shandong Xiangrui entered into a Purchase Agreement with Shandong Runyin Bio-chemical Co., Ltd., pursuant to which Shandong Runyin Bio-chemical Co., Ltd. supplied auxiliary materials to the Company.

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On January 1, 2008, Shandong Xiangrui entered into a Trademark License Agreement with Ruixing Group Co., Ltd., pursuant to which Shandong Xiangrui was licensed the right to use the Ruixing Pinghu trademark owned by Ruixing Group.

Director Independence
We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.
LEGAL PROCEEDINGS
From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our common stock is quoted on the OTC Bulletin Board trades under the symbol “SAQU,” however there is not currently, and there has never been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by [www.quotemedia.com.]
Approximate Number of Holders of Our Common Stock
As of May 13, 2011, there were approximately 570 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Dividends
We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.
Securities Authorized for Issuance Under Equity Compensation Plans
We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.
RECENT SALES OF UNREGISTERED SECURITIES
Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.
DESCRIPTION OF SECURITIES
Common Stock
Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.
Preferred Stock
The Company is authorized to issue up to 10,000,000 shares of $0.001 par value preferred stock.
Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10,000,000 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our Board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.
PROVISIONS HAVING A POSSIBLE ANTI-TAKEOVER EFFECT
Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.
Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of our Articles of Incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.
At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
On May 13, 2011, we issued 12,363,885 shares of our common stock to Mr. Xu, the sole shareholder of Xiangrui. The total consideration for the 12,363,885 shares of our common stock was 1 share of Xiangrui, which is all the issued and outstanding capital stock of Xiangrui. The number of our shares issued to Mr. Xu was determined based on an arms-length negotiation. The issuance of our shares to Mr. Xu was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.
In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
On May 13, 2011 concurrent with the share exchange transaction, our board of directors recommended and approved the dismissal of S.W. Hatfield CPA, or S.W. Hatfield, as our independent auditor, effective upon the filing of the consummation of the share exchange transaction.
SW Hatfield’s reports on our financial statements as of and for the fiscal years ended December 31, 2009 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2010 contained a going concern qualification as to the ability of us to continue.
During our two most recent fiscal years ended 2009 and 2010 and during the subsequent interim period through the date of this report, there were (1) no disagreements with S.W. Hatfield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of S.W. Hatfield, would have caused S.W. Hatfield to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.
Concurrent with the decision to dismiss S.W. Hatfield as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Xiangrui with BDO China Shu Lun Pan CPAs and appointed BDO China Shu Lun Pan CPAs as our independent registered public accounting firm.
During the fiscal years ended 2009 and 2010 and through the date hereof, neither us nor anyone acting on our behalf consulted BDO China Shu Lun Pan CPAs with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that BDO China Shu Lun Pan CPAs concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.
We furnished S.W. Hatfield with a copy of this disclosure on May 13, 2011, providing S.W. Hatfield with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from S.W. Hatfield, dated May 16, 2011 is filed as Exhibit 16.1 to this report

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT
Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.
As a result of the closing of the reverse acquisition with Xiangrui, the former shareholder of Xiangrui owns 93% of the total outstanding shares of our capital stock and 93% total voting power of all our outstanding voting securities.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
In connection with the closing of the reverse acquisition on May 13, 2011, Mr. Timothy P. Halter, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices of that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of the Information Statement to our stockholders, which will be mailed out on or about May 17, 2011. The resignation of Mr. Timothy P. Halter is not in connection with any known disagreement with us on any matter.

Guangyin Meng and Dianshun Zhang were appointed to our board of directors effective as of the closing of the reverse acquisition on May 13, 2011.
A copy of this report has been provided to Mr. Timothy P. Halter. Mr. Timothy P. Halter has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.
For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06	CHANGE IN SHELL COMPANY STATUS
Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(a)	Financial Statements of Business Acquired
Filed herewith are the following:
1.	Audited financial statements of Shandong Xiangrui for the fiscal years ended December 31, 2009 and 2010.
(d)	Exhibits

Exhibit No.		Description

2.1	*	Share Exchange Agreement, dated May 13, 2011, among the Company, Xiangrui and Mr. Chonxing Xu.

2.2		First Amended, Chapter 11 Plan of Reorganization [Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 filed on August 27,2010].

2.3		Order Confirming First Amended, Chapter 11 Plan of Reorganization [Incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 filed on August 27,2010].

3.1		Articles of Incorporation of the Company [Incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10 filed on August 27,2010].

3.2		Bylaws of the Company [Incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form 10 filed on August 27,2010].

10.1	*	Loan Agreement between Shandong Xiangrui and Bank of Communications, Tai’an Branch, dated June 17, 2010, for RMB 5 million.

10.2	*	Guaranty Contract between Shandong Runyin Biochemical Co., Ltd. and Bank of Communications, Tai’an Branch, dated June 17, 2010.

10.3	*	Guaranty Contract between Xuchun Wang and Bank of Communications, dated June 17, 2010, for RMB 5 million.

10.4	*	Loan Agreement between Shandong Xiangrui and Rural Cooperative Bank of Dongping, Shandong, dated March 15, 2011, for RMB 5 million.

Exhibit No.		Description

10.5	*	Loan Agreement between Shandong Xiangrui and Rural Cooperative Bank of Dongping, Shandong, dated March 16, 2011 for RMB 5 million.

10.6	*	Guarantee Agreement between Shandong Guangda Sun & Moon Grease Co., Ltd. and Rural Cooperative Bank of Dongping, Shandong, dated March 15, 2011, for RMB 10 million.

10.7	*	Loan Agreement between Shandong Xiangrui and Rural Cooperative Bank of Dongping, Shandong, dated November 24, 2010, for RMB 8.5 million.

10.8	*	Maximum Amount Mortgage Contract between Shandong Runyin Biochemical Co., Ltd. and Rural Cooperative Bank of Dongping, Shandong, dated November 24, 2010, for RMB 8.5 million.

10.9	*	Loan Agreement between Shandong Xiangrui and Agricultural Development Bank of China, Dongping Branch, dated June 11, 2010, for RMB 30 million.

10.10	*	Guaranty Contract between Ruixing Group Co., Ltd. and Agricultural Development Bank of China, Dongping Branch, dated June 11, 2010, for RMB 30 million.

10.11	*	Guaranty Contract between Shandong Xiangrui and Citibank Shanghai, dated July 13, 2009, for RMB 80 million.

10.12	*	Corn Kernels Purchase Agreement with Tai’an Branch of China Grain Reserves Corporation.

10.13	*	Corn Kernels Purchase Agreement with Ji’nan Jingliang Grains Storage Co., Ltd.

10.14	*	Corn Kernels Purchase Agreement with Shanghai Yihai Commerce & Trade Co., Ltd.

10.15	*	Corn Kernels Purchase Agreement with Zhongjiao Grain and Oil Storage Center, Qingdao Tariff-free Area.

10.16	*	Agreement for Sale of Corn between Wenshang County Xingu Grain Reserve Co., Ltd. and Shandong Xiangrui.

10.17	*	Agreement for Sale of Commodity between Shandong Xiangrui Pharmacy Co., Ltd. and Guizhou Dahua Pharmacy Co., Ltd.

10.18	*	Agreement for Sale of Commodity between Shandong Xiangrui and Shijiazhuang Penghai Pharmacy Co., Ltd.

10.19	*	Agreement for Sale of Commodity between Shandong Xiangrui and Shijiazhuang Penghai Pharmacy Co., Ltd.

10.20	*	Agreement for Sale of Commodity between Shandong Xiangrui and Shijiazhuang Penghai Pharmacy Co., Ltd.

10.21	*	Agreement for Sale of Commodity between Shandong Xiangrui and Shanghai Suyan Trade Co., Ltd.

10.22	*	Agreement for Sale of Corn between Shandong Xiangrui and Baolingbao Bios Co., Ltd.

10.23	*	Agreement for Sale of Corn between Shandong Xiangrui and Shandong Taishan Beer Co., Ltd.

10.24	*	Contract of Offering Technology Design, Key Equipments, Materials and Technique Service for Effluent Disposal Project.

Exhibit No.		Description

10.25	*	Form of Labor Contract (English translation) for contracts signed by and between Shandong Xiangrui and its employees.

10.26	*	Patent License Agreement, dated January 1, 2009, between Shandong Xiangrui and Ruixing Group Co.

10.27	*	Transportation Vehicle Lease Agreement, between Shandong Xiangrui and Shandong Ruyin Bio-chemical Co., Ltd.

10.28	*	Steam Purchase Agreement, dated January 1, 2009, between Shandong Xiangrui and Runyin Bio-chemical.

10.29	*	Steam Sales Agreement, dated January 1, 2009, between Shandong Xiangrui and Shandong Xinrui Chemical Devices Co., Ltd.

10.30	*	Electricity Purchase Agreement, dated January 1, 2009, between Shandong Xiangrui and Runyin Bio-chemical.

10.31	*	Electricity Sales Agreement, dated January 1, 2009, between Shandong Xiagrnui and Xintrui Chemical Devices Co., Ltd.

10.32	*	Auxiliary Material Purchase Agreement, dated January 1, 2009, between Shandong Runyin Bio-chemical Co., Ltd.

10.33	*	Exclusive Technical and Consulting Service Agreement, dated May 9, 2011, between the WFOE and Shandong Xiangrui.

10.34	*	Management Fee Payment Agreement, dated May 9, 2011, among the WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders.

10.35	*	Equity Interest Pledge Agreement, dated May 9, 2011, between the WFOE and the Shandong Xiangrui Shareholders.

10.36	*	Exclusive Equity Interest Purchase Agreement, dated May 9, 2011, among the WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders.

10.37	*	Operating Agreement, dated May 9, 2011, among the WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders.

10.38	*	Proxy Agreement, dated May 9, 2011, among the WFOE, Shandong Xiangrui and the Shandong Xiangrui Shareholders.

10.39	*	Option Agreement, dated May 13, 2011, between Mr. Chongxin Xu and Mr. Binglong Qiao.

10.40	*	Option Agreement, dated May 13, 2011, between Mr. Chongxin Xu and Mr. Guo Wang.

10.41	*	Option Agreement, dated May 13, 2011, between Mr. Chongxin Xu and Mr. Lingfa Huang.

10.42	*	Option Agreement, dated May 13, 2011, between Mr. Chongxin Xu and Mr. Xuchun Wang.

10.43	*	Trademark License Agreement between Shandong Xiangrui and Ruixing Group Co., Ltd.

16.1	*	Letter from S.W. Hatfield CPA regarding change in certifying accountant.

21	*	Subsidiaries of the Registrant.

20	*	Press Release

*	Filed herein

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMSA TREEMONT ACQUISITION CORP.
By:	/s/ Guo Wang
Chief Executive Officer

Dated: May 16, 2011

SHANDONG XIANGRUI PHARMACY CO., LTD.
FINANCIAL STATEMENTS
Years ended December 31, 2010 and 2009

CONTENTS

Page

Independent Auditors’ Report	F-2
Balance Sheets	F-3 – F-4
Statements of Income	F-5
Statements of Cash Flows	F-6 – F-7
Statements of Shareholders’ Equity	F-8
Notes to Financial Statements	F-9 – F-22

INDEPENDENT AUDITORS’ REPORT
Board of Directors and Shareholders of
Shandong Xiangrui Pharmacy Co., Ltd.
Shandong, China
We have audited the accompanying balance sheets of Shandong Xiangrui Pharmacy Co., Ltd. (the “Company”) as of December 31, 2010 and 2009, and the related statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shandong Xiangrui Pharmacy Co., Ltd. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
BDO China Shu Lun Pan Certified Public Accountants LLP
Shanghai, China
March 22, 2011

SHANDONG XIANGRUI PHARMACY CO., LTD.
BALANCE SHEETS

		December 31
	Notes	2010	2009
		US$	US$
ASSETS

Current Assets
Cash		6,634,012	881,230
Restricted Cash		226,494	2,416,449
Notes receivable	3	2,236,468	273,045
Accounts receivable, net	3	255,870	1,463,431
Inventories, net	4	1,954,879	1,727,331
Advances to third party suppliers	5	907,796	674,821
Other receivables	5	104,681	103,664
VAT tax refundable		—	433,239
Amounts due from related parties	16	—	645,479
Deferred tax assets	9	265,254	250,520

Total Current Assets		12,585,454	8,869,209

Non-current Assets
Property, plant and equipment, net	6	2,973,276	2,630,076
Land use rights, net	7	2,542,749	2,604,400

Total Non-current Assets		5,516,025	5,234,476

TOTAL ASSETS		18,101,479	14,103,685

The accompanying notes are integral part of the financial statements.

SHANDONG XIANGRUI PHARMACY CO., LTD.
BALANCE SHEETS (continued)

		31 December
	Notes	2010	2009
		US$	US$
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Short-term bank borrowings	8	8,078,276	5,858,059
Notes payable		—	2,196,772
Accounts payable to third parties		827,993	1,025,657
Advance from third party customers		167,704	41,899
Payroll and welfare payable		19,305	—
Accrued expenses	12	106,179	88,391
Amounts due to related parties	16	2,249,526	2,341,295
Income tax payable	9	150,218	118,855
VAT tax payable		859,128	—
Miscellaneous tax payables	11	88,937	5,644
Other payables to third parties	10	205,481	111,278

Total Current Liabilities		12,752,747	11,787,850

Non-current liabilities
Deferred tax liabilities	9	172,363	222,093

Total Non-current Liabilities		172,363	222,093

Total Liabilities		12,925,110	12,009,943

Commitments and Contingencies	17	4,709,815	545,967

Shareholders’ Equity
Paid-in capital	13	2,416,480	2,416,480
Statutory reserves	14	522,591	44,098
Accumulated other comprehensive income		(427,019)	(596,965)
Retained earnings		2,664,317	230,129

Total Shareholders’ Equity		5,176,369	2,093,742

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		18,101,479	14,103,685

The financial statements on pages F-3 to F-22 have been signed by:

General Manager:	Financial Manager:	Chief Accountant:
The accompanying notes are integral part of the financial statements.

SHANDONG XIANGRUI PHARMACY CO., LTD.
STATEMENTS OF INCOME

		Years Ended December 31
	Notes	2010	2009
		US$	US$
Revenues
Cornstarch		32,989,848	12,779,162
Glucose		8,934,164	4,336,391
Others		129,117	—

Total Revenues		42,053,129	17,115,553

Cost of Sales
Cornstarch		28,754,128	11,489,453
Glucose		7,748,407	4,048,677
Others		83,978	—

Total Cost of Sales		(36,586,513)	(15,538,130)

Gross Profit		5,466,616	1,577,423

Operating Expenses
Selling and distribution		(1,003,500)	(571,313)
General and administrative		(245,515)	(753,023)

Total Operating Expenses		(1,249,015)	(1,324,336)

Interest Income		30,316	28,982
Interest Expenses		(409,088)	(278,179)
Foreign Exchange Loss		(28)	—
Gain from disposal of fixed assets		90,663
Other Income, net		4,281	422,005

Income Before Income Tax Expenses		3,933,745	425,895

Income Tax Expenses	9	(1,021,064)	(127,261)

NET INCOME		2,912,681	298,634

The accompanying notes are integral part of the financial statements.

SHANDONG XIANGRUI PHARMACY CO., LTD.
STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2010	2009
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	2,912,681	298,634

Adjustment to reconcile net income to net cash provided by operating activities

Depreciation of property, plant and equipment	686,746	784,829
Amortization of land use rights	61,652	51,421
Allowance for doubtful accounts	27,300	166,369

Gain from disposal of fixed assets and other	(90,635)	—

Changes in operating assets and liabilities
Accounts receivable to third parties	1,180,261	(1,211,195)
Notes receivable	(1,963,422)	(259,136)
Advances to third party suppliers, net	(232,974)	(2,620)
Other receivables	(1,019)	1,787,727
Amounts due from related parties	645,479	(645,479)
Inventories	(227,548)	(345,791)
Accounts payable to third parties	(197,664)	(610,135)
Notes payable	(2,196,772)	2,196,772
Tax payable	31,363	88,808
Advances from third party customers	125,805	26,530
Payroll and welfare payable	19,305	—
Other payables to third parties	1,469,863	(578,057)
Amounts due to related parties	(91,769)	200,978
Accrued expenses	17,788	(47,732)
Deferred tax assets	(13,103)	(1,509)
Deferred tax liabilities	(51,361)	9,950

Net cash provided by operating activities	2,111,976	1,910,364

CASH FLOWS FROM INVESTING ACTIVITIES

(Increase)/decrease of restricted cash	2,189,956	(2,416,449)
Purchase of property and equipment	(939,284)	(39,786)

Net cash provided by (used in) investing activities	1,250,672	(2,456,235)

The accompanying notes are integral part of the financial statements.

SHANDONG XIANGRUI PHARMACY CO., LTD.
STATEMENTS OF CASH FLOWS (continued)

	Years Ended December 31
	2010	2009
	US$	US$
CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from short-term bank borrowings	10,640,184	8,562,747
Repayment of short-term bank borrowings	(8,419,967)	(8,557,261)

Net cash provided by (used in) financing activities	2,220,217	5,486

Effect of foreign exchange rate changes	169,919	4,360

Net increase/(decrease) in cash	5,752,784	(536,025)

Cash, beginning of year	881,229	1,417,255

Cash, end of year	6,634,013	881,230

Supplementary disclosure of cash flow information:
Interest expense paid	378,772	278,179
Income taxes paid	1,085,528	30,012

The accompanying notes are integral part of the financial statements.

SHANDONG XIANGRUI PHARMACY CO., LTD.
STATEMENTS OF SHAREHOLDERS’ EQUITY

			(Accumulated	Accumulated
			deficits)	other	Total
		Statutory	Retained	comprehensive	shareholders’
	Paid-in capital	reserves	earnings	loss	equity
	US$	US$	US$	US$	US$

Balance at December 31, 2008	2,416,480	3,068	(27,475)	(601,326)	1,790,747

Net income	—	—	298,634	—	298,634
Foreign currency translation adjustment	—	—		4,361	4,361

Total comprehensive income	—	—	298,634	4,361	302,995

Appropriation of statutory reserve	—	41,030	(41,030)	—	—

Balance at December 31, 2009	2,416,480	44,098	230,129	(596,965)	2,093,742

Net income	—	—	2,912,681	—	2,912,681
Foreign currency translation adjustment	—	—	—	169,946	169,946

Total comprehensive income	—	—	2,912,681	169,946	3,082,627

Appropriation of statutory reserve	—	478,493	(478,493)	—	—

Balance at December 31, 2010	2,416,480	522,591	2,664,317	(427,019)	5,176,369

The accompanying notes are integral part of the financial statements.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
1.	CORPORATE INFORMATION AND BASIS OF PRESENTATION
a)	Corporate information

Shandong Xiangrui Pharmacy Co., Ltd. (the “Company”) was incorporated in Dongping county of Shandong province, China on April 15, 2005 with a registered capital of RMB 20,000,000. The company is principally engaged in corn processing, manufacturing and sale of corn starch and pharmaceutical grade crystalline glucose. The Company is a single entity with no subsidiaries and operates its business in mainland China. Sales are virtually all attributable to domestic customers.

b)	Basis of preparation
The financial statements have been prepared and presented in accordance with the accounting principles generally accepted in the United States of America (US GAAP).
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Significant accounting policies in the preparation of the accompanying financial statements are as follows:
a)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, provision for inventories, useful lives of property and equipment and intangible assets, income tax and tax related valuation allowance, and contingencies. Actual results could differ significantly from those estimates.

b)	Foreign currency

The functional currency of the Company is Chinese Renminbi (RMB), as determined based on the criteria of FASB ASC 830 Foreign Currency Matters. The Company uses the U.S. dollar for financial reporting purposes.

The Company translates assets and liabilities into U.S. dollars using the applicable exchange rate quoted by the People’s Bank of China at the balance sheet date. The income and expenses items are translated using average rates during the reporting period. Adjustments resulting from the translation of financial statements from RMB into U.S. dollars are recorded in shareholders’ equity as part of accumulated other comprehensive income — translation adjustments. The exchange rates used for the translation are listed below.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
b)	Foreign currency (continued)

	Year end exchange rate	Average yearly
	US$:RMB	US$:RMB
2009	6.8282	6.8319
2010	6.6227	6.7353
c)	Fair value of financial instruments

The Company adopted ASC 820 Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 — Include other inputs that are directly or indirectly observable in the marketplace; and
•	Level 3 — Unobservable inputs which are supported by little or no market activity, therefore requiring an entity to develop its own assumptions.

The carrying values of cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities, and amounts due to employees approximate their fair value due to their short-term maturities.

d)	Cash
The Company considers all cash on hand and demand deposits as cash.
e)	Restricted cash
Restricted cash represents amounts held by banks, which are not available for the Company use, as security for issuance of letters of credit.
f)	Accounts receivable

Provisions are made against accounts receivable for estimated losses resulting from the inability of collecting payments from our customers. The Company periodically assesses accounts receivable balances to determine whether an allowance for doubtful accounts should be made based upon historical bad debt analysis, specific customer creditworthiness, and current economic trends. Accounts receivable in the balance sheets are stated net of such provision, if any.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)
g)	Inventories

Inventories are stated at the lower of cost or net realizable value at balance sheet date. Cost of inventories is determined using the weighted average method. Provisions are made for excessive, slow moving and obsolete inventories as well as inventories whose carrying value exceeds their net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs and expenses and related taxes necessary to make the sale. Provision for inventories is determined on an individual item basis. Raw material costs are based on purchase costs while work-in-progress and finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs.

h)	Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the estimated useful lives detailed as follows:

	Estimated	Estimated	Annual
Category	useful life	residual value	depreciation rate
Buildings	20 years	5%	4.75%
Machinery	5-10 years	5%	9.5%-19%
Office equipments	5-10 years	5%	9.5%-19%
Vehicles	10 years	5%	9.5%

Expenditures for major additions or improvement that extend the useful lives of property and equipment are capitalized as additions to the related assets. Expenditure for minor replacements, maintenance and repairs that do not improve or extend the lives of the assets are charged to expense when incurred. Retirement, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of income.

All direct and indirect costs that are related to the construction of property and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use. Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Capitalization of interest costs is suspended during extended periods in which activities related to the acquisition or construction of the qualifying assets are interrupted. No interest costs were capitalized for the years ended December 31, 2010 and 2009.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
i)	Land use rights

Prepayments for land use rights represent amounts paid for the right to use land in China and are recorded at cost less accumulated amortization. Amortization is recorded on a straight-line basis over the terms of the respective land use rights agreements, which are 50 years.

j)	Revenue recognition

The Company recognizes revenue pursuant to ASC 605 Revenue Recognition, when persuasive evidence of sales arrangement exists, delivery has occurred, the buyer’s price is fixed or determinable and collection of payment is reasonably assured. Generally, these criteria are met upon shipment of products. Shipping costs are included in selling and distribution expenses. Revenues presented on the statements of income are net of value added taxes and sales taxes.

k)	Cost of goods sold
Cost of goods sold consists primarily of purchase costs of raw material, direct labor costs and overhead expenses attributable to production and machine depreciation.
l)	Advertising expenditures
Advertising expenditures are expensed as incurred. There were no advertising costs incurred in the reporting period.
m)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220 Comprehensive Income requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has chosen to report comprehensive income in the Statements of Stockholders’ Equity. The Company’s other comprehensive income represents foreign currency translation adjustments.

n)	Income taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax assets bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Company is subject to China’s New Corporate Income Tax (“CIT”) Law, which became effective on January 1, 2008 and has a uniform statutory tax rate of 25 percent.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
o)	Value-added tax (VAT)

In accordance with the relevant tax laws of China, value-added taxes (VAT) are levied on the invoiced value of sales and are payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but can deduct the VAT it has paid on eligible purchases. The difference between the amounts collected and paid is presented as VAT recoverable or payable balance on the balance sheets.

p)	Employee benefits

Full-time employees of the Company participate in a government-mandated multi-employee defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company make contributions to the government for these benefits based on a specific percentage of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operates for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total contribution for such employee benefits was US$5,849 and US$16,203 for the year ended December 31, 2010 and 2009, respectively.

q)	Impairment of long-lived assets

The Company evaluates its long-lived assets, including property and equipment for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360 Property, Plant and Equipment. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the years presented.

r)	Government grants

We receive grants from the government. The grants received from government are recorded in the financial statements in accordance with the purpose and the nature of the grant, either as other income, a reduction of expenses, or a reduction of the cost of the capital investment. The benefit of grants is recorded when performance is complete and all conditions as specified in the agreement are fulfilled. Any refundable grant is accounted for as a liability.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
s)	Recently issued accounting pronouncements

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06 (ASU 2010-06), Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The Company does not expect that the adoption of ASU 2010-06 will have a material impact on its financial statements.

In February 2010, the FASB issued ASU No. 2010-09 (ASU 2010-09), Subsequent Events (Topic 855). The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010. The provisions of ASU 2010-09 are not expected to have a material effect on the financial position, results of operations or cash flows of the Company.

3.	NOTES AND ACCOUNTS RECEIVABLE, NET
Accounts receivable is stated at net value. As of December 31, 2010 and 2009, the allowance for doubtful accounts recorded by the Company amounted to US$1,002,080 and US$915,298, respectively.

Notes receivable represent bank drafts that are non-interest bearing and due within three months. Such bank drafts have been arranged with third party financial institutions by certain customers to settle their purchases from us. The carrying amount of notes receivable approximate their fair values due to their short maturities.

4.	INVENTORIES, NET
Inventories are summarized as follows:

	December 31
	2010	2009
	US$	US$
Raw materials	1,206,001	1,026,025
Work-in-process	386,352	346,894
Finished goods	362,526	354,412

Total	1,954,879	1,727,331

No provision for inventory was necessary or made at December 31, 2010 and 2009.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
5.	ADVANCE TO THIRD PARTY SUPPLIERS AND OTHER RECEIVABLES

Advances to suppliers represent cash advances paid to suppliers for future purchase of raw materials. Other receivables mainly include value added tax (VAT) benefit that is expected to be realized within three months from balance sheet date.

6.	PROPERTY , PLANT AND EQUIPMENT, NET
Property, plant and equipment consist of the following:

	December 31
	2010	2009
	US$	US$
Buildings	2,368,933	2,257,248
Machinery	6,934,521	6,702,356
Office equipment	18,911	17,129
Motor vehicles	59,098	9,341

Total	9,381,463	8,986,074
Less: Accumulated depreciation	(6,484,434)	(6,370,643)

Subtotal	2,897,029	2,615,431
Construction in progress	76,247	14,645

Property, plant and equipment, net	2,973,276	2,630,076

As of December 31, 2010, the Company pledged its building with net book value of US$2,332,480 to Shanghai Branch of Citibank to secure a long term bank loan provided by the bank to Shandong RunYin Bio-Chemical Co., Ltd., a related party (Note 16).

Depreciation expenses amounted to US$695,703 and US$794,192 for the years ended December 31, 2010 and 2009, respectively. Depreciation expenses have been reported in the following accounts:

	Years Ended December 31
	2010	2009
	US$	US$
Cost of inventory	491,475	432,968
General and administrative expenses	195,271	351,861

Total	686,746	784,829

Depreciation expenses reported in cost of inventories are charged to cost of sales upon the sales.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
7.	LAND USE RIGHTS, NET

As of December 31, 2010, the Company pledged its land use right with net book value of US$1,773,922 and US$768,827 to Dongping Branch of Industrial and Commercial Bank of China and Shanghai Branch of Citibank respectively to secure two long term bank loans provided by those banks to Shandong RunYin Bio-Chemical Co., Ltd., a related party (Note 16).

Land use rights are summarized as follows:

	December 31
	2010	2009
	US$	US$
Land use rights, cost	2,766,860	2,766,859
Less: accumulated amortization	(224,111)	(162,459)

Land use rights, net	2,542,749	2,604,400

8.	BANK BORROWINGS
The Company had the following outstanding short-term loans with banks:

	December 31
	2010	2009
	US$	US$
Agricultural Develop Bank, Dong Ping Branch	4,529,875	4,393,544
Rural Cooperative Bank of Dongping, Shandong	2,793,422	1,464,515
Bank of Communications	754,979	—

Total	8,078,276	5,858,059

The Company’s bank borrowings are RMB denominated loans with fixed interest rates ranging from 4.86% to 11.62%. Interest expense on bank borrowings was US$409,088 and US$278,179 for the years ended December 31, 2010 and 2009, respectively. All bank loans are due within one year from balance sheet date.

9.	INCOME TAXES

Pursuant to the new China’s Corporate Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company was subject to corporate income taxes (CIT) at a statutory rate of 25%.

The income tax provision is summarized as follows:

	Year Ended December 31
	2010	2009
	US$	US$
Current tax expense	1,085,528	118,820
Deferred tax expense	(64,464)	8,441

Total income tax provision	1,021,064	127,261

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
9.	INCOME TAXES(CONTINUED)
A reconciliation for the provision for income taxes with amounts determined by applying the statutory income tax rate to income before income tax is as follows:

	Year Ended December 31
	2010	2009
	US$	US$

Corporate income tax rate	25%	25%
Computed tax at statutory rate	983,436	106,474
Expense not deductible for tax purposes	37,628	20,787

Provision for income taxes	1,021,604	127,261

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2010	2009
	US$	US$
Deferred tax assets
Allowance for doubtful accounts	265,254	250,520

Total deferred tax assets	265,254	250,520

Deferred tax liabilities
Depreciation of property, plant and equipments	172,363	222,093

Total deferred tax liabilities	172,363	222,093

Deferred assets are current assets while deferred liabilities are non-current liabilities. No valuation allowance was provided for deferred tax assets in the periods presented.
10.	OTHER PAYABLE TO THIRD PARTIES
Other payables to third parties consist of the following:

	December 31
	2010	2009
	US$	US$
Purchases of property and equipment	111,535	92,654
Others	93,946	18,624

Total	205,481	111,278

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
11.	MISCELLANEOUS TAX PAYABLES

Miscellaneous tax payables mainly comprise local supplementary taxes that levied as a percentage of the total income tax and VAT tax paid. Details of miscellaneous tax payables are depicted in the following table:

	December 31
	2010	2009
	US$	US$
Urban construction tax	46,064	3,135
Education tax	25,837	1,881
Local supplementary tax	8,613	628
Land use tax	3,918	—
Real estate tax	2,838	—
Personal income tax payable on behalf of staffs	1,667	—

Total	88,937	5,644

12.	ACCRUED EXPENSES
Accrued expenses included the following:

	December 31
	2010	2009
	US$	US$
Bonus	49,944	40,841
Freight	56,235	47,550

Total	106,179	88,391

13.	PAID-IN CAPITAL
The Company’s paid-in capital was held by the following shareholders in each period as follows:

	December 31
	2010	2009
	US$	US$
Lingfa Huang	2,126,502	2,126,502
Xuchun Wang	193,318	193,318
Binglong Qiao	48,330	48,330
Guo Wang	48,330	48,330

Total	2,416,480	2,416,480

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
14.	STATUTORY RESERVES

In accordance with the Company Law of the People’s Republic of China, the Company should make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include (i) a general reserve and (ii) a discretionary fund. The Company adds an annual statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s statutory accounts. The appropriations to discretionary fund are at the Company’s discretion. These reserve funds can only be used for specific purposes of enterprises expansion and not distributable as cash dividends. The Company provided 10% of statutory reserve and 6% of discretionary reserve upon distributable profit. Details of those reserves are presented as follows:

	December 31
	2010	2009
	US$	US$

Statutory reserve	326,619	27,561
Discretionary reserve	195,972	16,537

Total	522,591	44,098

15.	GOVERNMENT GRANTS

The local government granted US$76,113 to the Company in year 2009 to subsidize the Company’s operating expenditure. The amount was recorded as other income in current period. There is no such government grant received by the Company in year 2010. There are no contingencies that relate to such government grant.

16.	RELATED PARTY TRANSACTIONS
As of and for the years ended December 31, 2010, and 2009, the principal related parties with which the Company had transactions are listed as follows:

Name	Relationship

Shandong Runyin Bio-chemical Co., Ltd.	Affiliates under common control
Ruixing Group Co., Ltd.	Affiliates under common control
Shandong Xinrui Chemical Devices Co., Ltd.	Affiliates under common control

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
16.	RELATED PARTY TRANSACTIONS(CONTINUED)
For the years ended December 31, 2010, and 2009, the Company engaged in the following significant related party transactions:
(a)	Utility (steam and electricity) supply
Steam supply received from

		Years Ended December 31
		2010	2009
		US$	US$
Shandong Runyin Bio-chemical Co., Ltd.	(i)	1,661,430	1,228,118

Electricity supply received from

		Years Ended December 31
		2010	2009
		US$	US$
Shandong Runyin Bio-chemical Co., Ltd.	(i)	1,568,885	959,893

Electricity supplied to

		Years Ended December 31
		2010	2009
		US$	US$
Shandong Xinrui Chemical Devices Co., Ltd.	(i)	414,969	169,598

(b)	Raw materials purchased from

	Years Ended December 31
	2010	2009
	US$	US$
Shandong Runyin Bio-chemical Co., Ltd.	902,054	474,192

(c)	Plant facility lease from

		Years Ended December 31
		2010	2009
		US$	US$
Shandong Runyin Bio-chemical Co., Ltd.	(ii)	9,148	9,061

(i)	See Note 17 (a).

(ii)
In December 2004, the Company entered into a rental contract with the Shandong Runyin Bio-chemical Co., Ltd. for some plants, which are used for the production of stearic and glycerol. The lease contract is renewed on a yearly basis. The lease payment is around US$9,000 per year.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
16.	RELATED PARTY TRANSACTIONS (CONTINUED)
(d)	Amounts due from related parties

	December 31
	2010	2009
	US$	US$
Shandong Runyin Bio-chemical Co., Ltd.	—	477,728
Shandong Xinrui Chemical Devices Co., Ltd.	—	167,751

Total	—	645,479

(e)	Amounts due to related parties

	December 31
	2010	2009
	US$	US$
Ruixing Group Co., Ltd.	297,285	244,817
Shandong Runyin Bio-chemical Co., Ltd.	1,952,241	2,096,478

Total	2,249,526	2,341,295

17.	COMMITMENTS AND CONTINGENCIES
(a)	Supply Commitment

In December 2008, the Company entered into a non-cancelable contract with Shandong Runyin Bio-chemical Co., Ltd. to secure the steam and electricity supply for the Company’s cornstarch and glucose production. The non-cancelable utility supply contract with the Shandong Runyin Bio-chemical Co., Ltd. expires in December 2011 with a price that approximates market price. Total amount of the contract per year would be determined by the actual quantity of utilities consumed by the Company. For the actual value of supply consumed by the Company in 2010 and 2009, please see Note 16.

(b)	Loan Guarantee

As of December 31, 2010, the Company pledged its building with net book value of US$2,332,480 to Shanghai Branch of Citibank to secure a long term bank loan provided by the bank to Shandong RunYin Bio-Chemical Co., Ltd.

As of December 31, 2010, the Company pledged its land use right with net book value of US$1,773,922 and US$768,827 to Dongping Branch of Industrial and Commercial Bank of China and Shanghai Branch of Citibank respectively to secure two long term bank loans provided by those banks to Shandong RunYin Bio-Chemical Co., Ltd, a related party (Note 16).

(c)	Capital Purchase Commitment

In 2010, the Company entered into non-cancellable contracts with some machinery suppliers for purchase of machinery and equipment, which amounted to US$4,709,815. In 2009, the Company also entered into non-cancellable contracts with some machinery suppliers for purchase of machinery and equipment, which amounted to US$545,967. All these contracts will be settled in 2011.

SHANDONG XIANGRUI PHARMACY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
17.	COMMITMENTS AND CONTINGENCIES(CONTINUED)
(d)	Contingencies
The Company had no material contingent events during the reporting period.
18.	SEGMENT AND GEOGRAPHIC INFORMATION
Business segments
The Company operates in one reportable segment, with its primary business being the cornstarch and stearic and glycerol production.
Geographical segments
All the revenue is attributed to the revenue from China.
19.	SUBSEQUENT EVENTS

In accordance with ASC 855 Subsequent Events, the Company evaluated subsequent events through March 22, 2011, which was the date that the financial statements were issued. In the opinion of the management, the Company had no significant subsequent events.